Exhibit 10.8

[EXECUTION COPY]

MEMBERSHIP PURCHASE AGREEMENT

BY AND AMONG

CAROLINA INVESTMENT COMPANY, LLC,

STEEL DYNAMICS, INC.,

ASAP INVESTORS, LLC,

CRG INVESTORS, LLC,

RECYCLE SOUTH, LLC

THE SELLER MEMBERS ON EXHIBIT A AND

THE INDIVIDUAL OWNERS ON EXHIBIT B

Table of Contents

Article I – Definitions		1
1.1	Defined Terms	1

Article II – Purchase and Sale		12
2.1	Membership Interest Purchase	12
2.2	Purchase Price	12
2.3	Payment of Purchase Price	12

Article III – Representations and Warranties of the Sellers and Equity Owners		12
3.1	Organization and Good Standing	12
3.2	No Conflict	13
3.3	Capitalization	14
3.4	Financial Statements	14
3.5	Books and Records	15
3.6	Owned Property	15
3.7	Leased Property	16
3.8	Condition and Sufficiency of Assets	17
3.9	Accounts Receivable	17
3.10	Inventories	17
3.11	Liabilities	17
3.12	Taxes	18
3.13	Customers and Suppliers	19
3.14	Employee Benefit Plans	19
3.15	Compliance with Legal Requirements; Governmental Authorizations	23
3.16	Legal Proceedings; Orders	24
3.17	Absence of Certain Changes and Events	25
3.18	Applicable Contracts; No Defaults	26
3.19	Insurance	28
3.20	Environmental Matters	28
3.21	Employees	31
3.22	Labor Relations; Compliance	31
3.23	Intellectual Property	31
3.24	Relationships with Affiliates	33
3.25	Brokers or Finders	33
3.26	Recently Acquired Assets	33
3.27	Disclosure	33

Article IVA – Representations and Warranties of ASAP Investors and Its
Equity Owners		33
4A.1	Status and Authority	33
4A.2	Validity	34

i

4A.3	Violations and Approvals	34
4A.4	Ownership of ASAP Investors	34

Article IVB – Representations and Warranties of CRG Investors and Its
Equity Owners		34
4B.1	Status and Authority	34
4B.2	Validity	35
4B.3	Violations and Approvals	35
4B.4	Ownership of CRG Investors	35

Article IVC – Representations and Warranties of Each Equity Owner		35
4C.1	Status and Authority	35
4C.2	Validity	36
4C.3	Violations and Approvals	36

Article V – Representations and Warranties of Buyer and Parent		36
5.1	Status and Authority	36
5.2	Validity	37
5.3	Violations and Approvals	37
5.4	Parent Common Stock	37
5.5	Parent SEC Reports; Financial Statements	38
5.6	Subsequent Events	38
5.7	Availability of Funds	38

Article VI – Additional Agreements		38
6.1	General	38
6.2	Conduct of Business Pending the Closing	38
6.3	Notices and Consents; Hart-Scott-Rodino Compliance	40
6.4	Access	40
6.5	Notice of Developments	41
6.6	Exclusivity	41
6.7	Reserved	41
6.8	Leases	41
6.9	Title Insurance and Surveys	41
6.10	Confidentiality; Publicity	43
6.11	Appointment of Representatives	43
6.12	Interim Financial Statements	44
6.13	Release	45
6.14	Financing Cooperation	47
6.15	Directors and Officers’ Indemnification and Insurance	47
6.16	Cooperation of Buyer	48

Article VII – Post-Closing Covenants		48
7.1	General	48
7.2	Litigation Support	48
7.3	Closing Date Audit; Allocations; Distributions	48
7.4	Non-Disclosure, Non-Solicitation, Non-Competition and Other Covenants	49
7.5	Performance Bonuses	53

Article VIII – Conditions to Obligation to Close		54
8.1	Conditions to Buyer’s and Parent’s Obligation	54
8.2	Conditions to the Sellers’ and the Equity Owners’ Obligations	56

Article IX – Closing		57
9.1	Closing	57
9.2	Deliveries at Closing by Buyer	57
9.3	Deliveries at Closing by the Sellers	58
9.4	Closing Agreements	58

Article X – Remedies for Breaches of this Agreement		58
10.1	Agreement to Indemnify	58
10.2	Survival	61
10.3	Defense of Third Party Claims	61
10.4	Payment of Indemnification Claims against Sellers and Equity Owners	62
10.5	Third Party Indemnification; Subrogation	62
10.6	Indemnification Accounted for in Distributions	63
10.7	Exclusive Remedy	63

Article XI – Tax Matters		64
11.1	Tax Indemnification	64
11.2	Tax Periods Ending on or Before Closing Date	64
11.3	Cooperation on Tax Matters	64
11.4	Tax-Sharing Agreements	64
11.5	Certain Taxes	65
11.6	Purchase Price Allocation	65
11.7	Amended Returns, etc.	65

Article XII – Termination		65
12.1	Termination	65
12.2	Effect of Termination	66

Article XIII – Miscellaneous		67
13.1	No Third-Party Beneficiaries	67
13.2	Entire Agreement	67
13.3	Succession and Assignment	67
13.4	Counterparts	67

13.5	Headings	67
13.6	Notices	67
13.7	Governing Law	68
13.8	Amendments and Waivers	68
13.9	Severability	68
13.10	Expenses	68
13.11	Construction	69
13.12	Incorporation of Exhibits and Schedules	69
13.13	Specific Performance	69
13.14	Submission to Jurisdiction	69
13.15	Arm’s Length Negotiations; Drafting	69

SCHEDULES
2.2	Allocation of Purchase Price
3.1	Foreign Qualifications
3.2(a)	No Conflicts
3.2(b)	Consents Required from Third Parties
3.4	Financial Statements
3.6(a)	Owned Real Property
3.6(b)	Facilities Access, Utilities, Zoning
3.7(a)	Company Real Estate Leases
3.7(b)	Personal Property Leases
3.8	Condition and Sufficiency of Assets
3.9	Company Accounts Receivable
3.10	Inventories
3.11	Liabilities
3.12(a)	Extensions of Time to File Tax Returns
3.12(b)	Extensions, Waivers of Statutes of Limitations Regarding Tax Returns
3.12(c)	Other Tax Matters
3.13(a)	Company Customers
3.13(b)	Company Suppliers
3.14(c)	Identification of Company Benefit Plans
3.14(d)	Compliance with All Statutes, Orders and Rules
3.14(e)	MEPPA & Title IV Liability/Post Retirement Medical Benefits
3.14(f)	Documents Regarding Company Benefit Plans
3.14(g)	Administrative Compliance
3.14(h)	Legal Actions Regarding Company Benefit Plans
3.14(i)	Funding of Company Benefit Plans
3.14(j)	Liabilities Regarding Benefit Plans
3.14(k)	No Acceleration of Liability under Benefit Plans
3.14(l)	COBRA Continuees
3.14(m)	Amendment and Termination of Company Benefit Plans

3.14(n)	Deferred Compensation Plans Subject to Code §409A
3.15(a)	Compliance with Legal Requirements
3.15(b)	Governmental Authorizations
3.16(a)	Litigation
3.16(b)	Orders
3.17	Absence of Changes Regarding the Business
3.18(a)	Applicable Contracts
3.18(b)	Enforceability of Material Company Contracts
3.18(c)	Exceptions to Compliance with Applicable Contracts
3.18(d)	Renegotiations of Applicable Contracts
3.19	Insurance Policies
3.20	Environmental Matters
3.21(a)	Employment Contracts
3.22	Labor Relations; Compliance
3.23(b)	Contracts Regarding Company Intellectual Property Assets
3.23(e)	Company Marks
3.24	Relationships with Affiliates
3.26	Recently Acquired Assets
4A.4	Ownership of ASAP Investors
4B.4	Ownership of CRG Investors
6.2	Conduct of Business Pending Closing

EXHIBITS

A	Members of the Sellers
B	Individual Owners
C	Exceptions to Noncompetition and Nonsolicitation
D	Seller’s Legal Opinion
E	Buyer’s Legal Opinion
F	Escrow Agreement
G	Real Estate Purchase Agreements
H	Shareholders Agreement

v

MEMBERSHIP PURCHASE AGREEMENT

This Membership Purchase Agreement (“Agreement”) is made and entered into as of May 8, 2008, by and among ASAP Investors, LLC (“ASAP Investors”), CRG Investors, LLC (“CRG Investors”) (ASAP Investors and CRG Investors may individually be referred to as a “Seller” and collectively as the “Sellers”), the Persons listed on Exhibit A and identified as the members of each of the Sellers (individually, a “Seller Member,” and collectively, the “Seller Members”), the individuals or estates listed on Exhibit B and identified as the shareholders or equity owners of the Seller Members (individually, an “Individual Owner,” and collectively, the “Individual Owners”) (the Seller Members and the Individual Owners may individually be referred to as an “Equity Owner” and collectively as the “Equity Owners”), Carolina Investment Company, LLC (“Buyer”), Steel Dynamics, Inc. (“Parent”), and Recycle South, LLC (the “Company”).

This Agreement is entered into under the following circumstances:

a.             The Sellers and Buyer are the members of the Company and own 100% of the issued and outstanding equity and membership interest in the Company.

b.             Sellers have agreed to sell and Buyer has agreed to purchase all the Sellers’ equity and membership interest in the Company.

c.             The Equity Owners acknowledge and agree that (i) the Equity Owners will benefit by the sale and purchase of the Sellers’ equity and membership interest in the Company, (ii) the Equity Owners will receive the sale proceeds of such sale directly or indirectly, (iii) the Equity Owners will receive consideration to support their covenants and other obligations under this Agreement, (iv) Buyer would not have entered into this Agreement if the Equity Owners do not become parties hereto, and (v) the Equity Owners’ obligations and covenants with respect to non-competition will be incurred in connection with the sale of a business of which they are direct or indirect owners.

NOW, THEREFORE, in mutual consideration of the promises contained herein, the Parties agree as follows:

ARTICLE I – DEFINITIONS

1.1          Defined Terms.  The following terms when used in this Agreement (including the Exhibits and the Schedules) have the meaning set forth below:

“2004 Prior Agreement” means the Membership Purchase Agreement by and among Industrial Acquisition Corporation, Spartan Iron and Metal Corporation of Spartanburg, S.C., Spartan Iron and Metal Corporation of Wellford, S.C., K&W Recycling, Inc., Carolina Scrap Processors, Inc., James W. Knight, Jr., Thomas E. Davis, Larry E. Seay, Michael E. Munafo, Carolina Investment Company, LLC, and Carolinas Recycling Group, LLC, dated June 18, 2004.

“2007 Prior Agreement” means the Consolidation Agreement and Plan of Merger by and among Atlantic Scrap & Processing, LLC, Carolinas Recycling Group, LLC, Carolina Investment Company, LLC, CRG Investors, LLC, ASAP Investors, LLC, the ASAP Investors described therein, the CRG Investors described therein, and South Atlantic Recycling Group, LLC, dated August 31, 2007.

“Acquired Companies” means Recycle South, LLC, Carolinas Recycling Group, LLC, and ASAP-Wilmington, LLC.

“Affiliate” of a Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with, the specified Person. For purposes of the preceding sentence, “control” of a Person means possession, directly or indirectly (through one or more intermediaries or other means), of the power to direct or cause the direction of management and policies of that Person through the ownership of voting securities (or any other interest or interests), contract or other means.

“Agreement” means this Agreement and all Exhibits and Schedules hereto, as the same may be amended or modified in accordance with the terms hereof.

“Applicable Contract” means any contract to which an Acquired Company is a party.

“Applicable Term” means, for purposes of Section 7.4, (i) as it applies to each Seller and all the Equity Owners other than the Griffin and Gordon Individual Owners, the period of time beginning on the Closing Date and ending five (5) years thereafter, and (ii) as it applies to the Griffin and Gordon Individual Owners, the period of time beginning on the Closing Date and ending four (4) years thereafter.

“ASAP Investors” is defined in the preamble to this Agreement.

“ASAP Representative” has the meaning set forth in Section 6.11.

“ASAP–Wilmington” means Atlantic Scrap and Processing—Wilmington, LLC, a wholly owned Subsidiary of the Company.

“Business” means the business engaged in by the Acquired Companies of buying, selling, brokering, processing and transporting ferrous and non-ferrous scrap metals.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Affiliated Leases” means (i) the Lease Agreement effective as of June 1, 2004 between OmniSource Athens Division, LLC and CRG, (ii) the Lease Agreement effective as of June 1, 2004 between Jackson Iron & Metal Company, Inc. and CRG, and (iii) the Sublease Agreement effective as of June 1, 2004 between OmniSource Corporation and CRG.

“Buyer’s Article VIII Certificate” has the meaning set forth in Section 8.2.

“Buyer’s Closing Certificate” has the meaning set forth in Section 9.2.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1.

“Buyer’s Legal Opinion” has the meaning set forth in Section 8.2.

“Buyer’s Resolutions Certificates” has the meaning set forth in Section 8.2.

“Cash Amount” has the meaning set forth in Section 2.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., as amended and reauthorized.

“Cleanup” has the meaning set forth in the definition of Environmental, Health, and Safety Liabilities.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Shares” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended (all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto).

“Company” is defined in the preamble to this Agreement.

“Company Accounts Receivable” has the meaning set forth in Section 3.9.

“Company Balance Sheet” has the meaning set forth in Section 3.4.

“Company Benefit Plan” has the meaning set forth in Section 3.14.

“Company Copyrights” has the meaning set forth in Section 3.23.

“Company Debt for Borrowed Money” has the meaning set forth in Section 3.11.

“Company ERISA Affiliate” has the meaning set forth in Section 3.14.

“Company Facilities” has the meaning set forth in Section 3.6

“Company Financial Statements” has the meaning set forth in Section 3.4.

“Company Intellectual Property Assets” has the meaning set forth in Section 3.23.

“Company Interim Balance Sheet” has the meaning set forth in Section 3.4.

“Company Leased Personal Property” has the meaning set forth in Section 3.7.

“Company Leased Real Property” has the meaning set forth in Section 3.7.

“Company Marks” has the meaning set forth in Section 3.23.

“Company Owned Real Property” has the meaning set forth in Section 3.6.

“Company Personal Property Leases” has the meaning set forth in Section 3.7

“Company Real Estate Leases” has the meaning set forth in Section 3.7.

“Company Responsible Person” means a Person such as an employee, independent contractor, landlord or agent of the Acquired Companies or the Equity Owners and for whose conduct an Acquired Company is or may be held responsible with respect to the Environmental Laws. For purposes of this Agreement, each Equity Owner shall also be deemed a Company Responsible Person.

“Company’s Customers” has the meaning set forth in Section 3.13.

“Company’s Suppliers” has the meaning set forth in Section 3.13.

“Company Trade Secrets” has the meaning set forth in Section 3.23.

“Confidential Information” shall mean any and all information concerning the Protected Business of any Acquired Company that is not readily available to the public, including but not limited to any information related to past, present or targeted suppliers and customers, methods of obtaining business, prices, expenses, profits, procedures, processes or applications developed in, by, or for the Protected Business of any Acquired Company, including projects, goals, activities or business strategies relating to the Protected Business of any Acquired Company, and the identities or addresses of any Acquired Company’s employees. Confidential Information includes, but is not limited to, trade secrets of the Acquired Companies. If any Confidential Information becomes publicly known or readily accessible through a breach of this Agreement, then for purposes of this Agreement, such Confidential Information shall continue to be treated as Confidential Information notwithstanding such disclosure.

“Containers” means barrels, drums, above-ground and under-ground storage tanks, vessels and related equipment and containers.

“Credit Agreement” means that certain Credit Agreement dated as of September 4, 2007 among the Company, the Guarantors, the Lenders, the Administrative Agent, the Co-Syndication Agents and the Sole Lead Arranger, each as described therein.

“CRG” means Carolinas Recycling Group, LLC.

“CRG Representative” has the meaning set forth in Section 6.11.

“Deductible Amount” has the meaning set forth in Section 10.1.

“Employment Agreements” has the meaning set forth in Section 8.1.

“Encumbrance” means any charge, claim, community property interest, lien, option (other than an option included within the Operating Agreement), pledge, security interest, mortgage, or right of first refusal.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Laws or under the Occupational Safety & Health Act (29 U.S.C §651 et seq.) (“OSHA”) and consisting of or relating to:

a.             any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

b.             fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Laws or OSHA;

c.             financial responsibility under Environmental Laws or OSHA for cleanup costs or corrective action, including any investigation, permitting, monitoring, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Laws or OSHA (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

d.             any other compliance, corrective, investigative, or remedial measures required under Environmental Laws or OSHA.

The terms “removal,” “remedial,” and “response action” include the types of activities covered by CERCLA.

“Environmental Laws” means all federal, state and local statutes, regulations, ordinances, and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other Persons; and notification requirements relating to the foregoing.

“Environmental Permits” means every license, permit, registration, governmental approval, agreement and consent applied for, pending by, issued or given to an Acquired Company, and every agreement with governmental authorities (federal, state, local or foreign)

entered into by an Acquired Company, as the case may be, which is in effect or has been applied for or is pending in each case which are required under or are issued pursuant to Environmental Laws.

“Equity Owner” is defined in the preamble to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Sellers and Buyer substantially in the form of Exhibit F.

“Escrow Shares” has the meaning set forth in Section 9.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Representations” has the meaning set forth in Section 10.1.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authorization” means any approval, consent, license permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

a.             nation, state, county, city, town, village, district, or other jurisdiction of any nature;

b.             federal, state, local or municipal government; or

c.             governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Griffin and Gordon Individual Owners” means those individuals identified in Exhibit B as “Griffin Individual Owners” or “Gordon Individual Owners.”

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Company Facilities, or any part thereof into the Environment.

“Hazardous Materials” means:

a.             pollutants, contaminants, pesticides, radioactive substances or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, specifically including petroleum and all derivatives thereof, polychlorinated biphenyls, and asbestos and any (i) “hazardous substance” as defined in CERCLA, and (ii) any “hazardous waste” as defined in RCRA; and

b.             even if not prohibited, limited or regulated by Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any Person).

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Individual Owner” is defined in the preamble to this Agreement.

“Insurance Policies” has the meaning set forth in Section 6.9.

“Interest” has the meaning set forth in the Operating Agreement.

“Knowledge of the Company” and similar phrases means the actual knowledge of Frank Brenner, William Perry, Keith Rosen, Marvin Siegel, Ken Siegel, Steve Siegel, Paul Siegel, Jeff Kennedy, Kym Cleveland, and Mike Munafo.

“Legal Requirement” means any federal, state, local, foreign, municipal government or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Losses” has the meaning set forth in Section 10.1.

“Material Adverse Effect” means any effect or change that would be materially adverse to (a) the Business of the Acquired Companies taken as a whole, with respect to the Acquired Companies, and (b) Parent and its direct and indirect subsidiaries taken as a whole, with respect to Parent; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:  any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including conditions related to the scrap metal industry (or with respect to Parent, the steel industry), (ii) national or international political or social conditions, including the engagement by the United States in hostilities, or the occurrence of any military or terrorist attack upon the United States or its agencies or personnel, (iii) financial, banking or securities markets (including any disruption thereof), or (iv) the taking of any action contemplated by this Agreement or the agreements to be executed in connection herewith.

“Material Company Contract” has the meaning set forth in Section 3.18.

“Membership Interest” means all the Interest, as defined in the Operating Agreement, of the Sellers in the Company.

“Off-Site Facility” has the meaning set forth in Section 3.20(h).

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company dated August 31, 2007.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” or “Ordinary Course” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (a) the articles of incorporation and the bylaws of a corporation; (b) the articles of organization or similar document adopted or filed in connection with the creation, formation, or organization of a limited liability company and the operating agreement or limited liability company agreement of a limited liability company; and (c) any amendment to any of the foregoing.

“OSHA” has the meaning set forth in the definition of Environmental, Health and Safety Liabilities.

“Party” means those Persons signing this Agreement.

“Payoff Letter” has the meaning set forth in Section 8.1.

“Parent” is defined in the preamble to this Agreement.

“Parent Common Stock” has the meaning set forth in Section 2.2.

“Parent SEC Reports” means the Parent’s most recent Form 10-K and all subsequent filings by the Parent with the SEC.

“Patents” has the meaning set forth in Section 3.23.

“PBGC” has the meaning set forth in Section 3.14.

“Permits” means every license, permit, registration, governmental approval, agreement and consent applied for, pending by, issued or given to an Acquired Company and every agreement with governmental authorities (federal, state, or local or foreign) entered into by an Acquired Company which is in effect or has been applied for or is pending, exclusive of Environmental Permits.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable, (b) Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen arising in the Ordinary Course of Business securing amounts that are not delinquent or past due, (c) Encumbrances arising from governmental restrictions on use, including those arising under the securities laws, (d) immaterial easements relating to Company Facilities that do not unreasonably interfere with the use of such real estate, and (e) Encumbrances arising from or related to a Material Company Contract listed on Schedule 3.18(a).

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind.

“Pre-Closing Tax Period” has the meaning set forth in Section 11.1.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Protected Business” shall mean (i) the business of purchasing, collecting, processing, marketing and selling ferrous and non-ferrous scrap metals, and (ii) providing consulting services with respect to any of the foregoing activities.

“Protected Parties” has the meaning set forth in Section 7.3.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., as amended and reauthorized.

“Real Estate Purchase Agreements” means the “Real Estate Purchase and Sale Agreements” executed contemporaneously with, or to be executed promptly following, the execution of this Agreement, unexecuted copies of which are attached hereto and marked as Exhibit G.

“Related Person” means (a) with respect to a specified natural person, any member of that individual’s immediate family and any Affiliate of that individual or Affiliate of any member of that individual’s immediate family, and (b) with respect to an entity, any Affiliate of that entity and any member of the immediate family of any of those Affiliates who are individuals.  For purposes of this definition, the “immediate family” of a specified individual means that individual’s spouse, parent, child, sibling, or spouse of a sibling (by blood or adoption), and any other individual who resides with that individual.

“Release” means any spill, discharge, leak, emission, escape, leaching, disposing, emptying, pouring, pumping, injection, dumping, or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to CERCLA.

“Released Parties” has the meaning set forth in Section 6.13.

“Released Claims” has the meaning set forth in Section 6.13.

“Releasing Parties” has the meaning set forth in Section 6.13.

“Representative” has the meaning set forth in Section 6.11.

“Representatives’ Certificates” means the Sellers’ and Equity Owners’ Article VIII Certificates and the Sellers’ and Equity Owners’ Closing Certificates.

“Resignations” has the meaning set forth in Section 8.1.

“Restrictions” means any restriction on the exercise of any rights related to the Membership Interest, including without limitation, proxies, voting agreements, transfer restrictions, agreements to sell or purchase and similar items, but excluding any restrictions generally applicable to membership interests in Delaware limited liability companies, including (without limitation) those arising under the federal and state securities laws and those arising under the Delaware Limited Liability Company Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” is defined in the preamble to this Agreement.

“Seller Member” is defined in the preamble to this Agreement.

“Sellers’ and Equity Owners’ Article VIII Certificates” has the meaning set forth in Section 8.1.

“Sellers’ and Equity Owners Closing Certificates” has the meaning set forth in Section 9.3.

“Seller’s Legal Opinion” has the meaning set forth in Section 8.1.

 “Sellers’ Resolutions Certificates” has the meaning set forth in Section 8.1.

“Shareholders Agreement” means the Shareholders Agreement to be entered into by the Sellers and Parent substantially in the form of Exhibit H.

“Subsidiary” means with respect to each Acquired Company, any corporation or other Person whose securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person, are held by an Acquired Company.

“Super Board Approval” has the meaning set forth in the Operating Agreement.

“Survey” has the meaning set forth in Section 6.9.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax of any Acquired Company or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax of an Acquired Company and required to be filed by an Acquired Company.

“Term” has the meaning set forth in Section 7.3.

“Territory” shall mean the State of North Carolina, the State of South Carolina, and the State of Georgia.

“Third Party Claim” has the meaning set forth in Section 10.3.

“Third Party Consent” has the meaning set forth in Section 3.2.

“Threatened” means, with respect to a claim, Proceeding, dispute, action, or other matter, that (i) a written demand or written notice of intent to commence a Proceeding has been made or delivered to an Acquired Company, and (ii) an individual listed in the definition of “Knowledge of the Company” has received, within the three (3) month time period prior to the Closing Date, an oral demand or oral notice of intent to commence a Proceeding.

“Threat of Release” means a substantial likelihood of a Release that may require action to prevent or mitigate damage to the Environment that may result from such Release.

“Title Commitments” has the meaning set forth in Section 6.9.

“Title Company” has the meaning set forth in Section 6.9.

“Title Policies” has the meaning set forth in Section 6.9.

“Transaction Expenses” means all legal, accounting, tax, financial advisory, brokers, finders and other professional or transaction expenses incurred by the Sellers and the Equity Owners in connection with the transactions contemplated by this Agreement, together with premiums for title insurance (including endorsements) obtained for the benefit of Recycle South or CRG in connection with the transactions contemplated by this Agreement; provided however, “Transaction Expenses” do not include the costs of surveys, filing fees under the Hart-Scott-Rodino Act, and environmental reports ordered by Buyer, or premiums for title insurance (including endorsements) obtained for the benefit of CRG in connection with the Real Estate Purchase Agreements, which premiums will be paid by the sellers as contemplated therein.

ARTICLE II – PURCHASE AND SALE

2.1          Membership Interest Purchase.  Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell and Buyer shall purchase and acquire good and valid title to all the Sellers’ Membership Interest free and clear of all Encumbrances (including Permitted Encumbrances) and Restrictions.

2.2          Purchase Price.  The purchase price for the Membership Interest is as follows:

a.             Two Hundred Thirty-Two Million Dollars ($232,000,000.00) (“Cash Amount”), and

b.             Three Million Nine Hundred Thirty-Eight Thousand (3,938,000) shares (“Closing Shares”) of the Parent’s common stock (“Parent Common Stock”).  In the event Parent fixes a record date prior to the Closing for any stock dividend or stock split into a larger or smaller number of shares, whether by reclassification of shares, recapitalization of Parent or otherwise, with respect to shares of Parent Common Stock, the number of Closing Shares shall be adjusted accordingly.

c.             The purchase price shall be allocated among and paid to the Sellers in the manner as set forth in Schedule 2.2, which is consistent with the terms and conditions of Section 9A.12 of the Operating Agreement. Pursuant to Sections 9A.2(b) and 9A.12 of the Operating Agreement, at the Closing, the Adjusted Priority Capital Interest (as defined in the Operating Agreement) will be redeemed.  The Sellers and their respective Seller Members agree that the certificates representing the Closing Shares payable to the Sellers at the Closing shall be issued in the names of the Individual Owners.

2.3          Payment of Purchase Price.  The purchase price shall be paid as provided in Article IX below.

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND EQUITY OWNERS

Each Seller and each Equity Owner jointly and severally represents and warrants to Buyer, Parent, and the Acquired Companies, as of the date hereof, as follows:

3.1          Organization and Good Standing.  The Acquired Companies are limited liability companies duly organized and validly existing under the laws of the state of their respective organization, with full limited liability company power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets that each purports to own or use, and to perform all their obligations under the Applicable Contracts.  The Company has provided Buyer with true and complete copies of the Organizational Documents of the Acquired Companies as currently in effect. Each Acquired Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.  Schedule 3.1 contains a complete and accurate list of the jurisdictions outside their respective state of organization in which an Acquired Company has been formally authorized to do business.

3.2          No Conflict.

a.             No Conflict.  Except as set forth on Schedule 3.2(a), neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

i.                                         contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of an Acquired Company, or (2) any resolution adopted by the managers or members, or any committee thereof;

ii.                                     contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which an Acquired Company, or any of the assets owned or used by an Acquired Company, may be subject;

iii.                                 contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by an Acquired Company or that otherwise relates to the Business of, or any of the assets owned or used by, an Acquired Company;

iv.            contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

v.             result in the imposition or creation of any Encumbrance upon or with respect to any of the assets or rights owned or used by an Acquired Company.

b.             Required Consents.  Except for the consents with respect to the Hart-Scott-Rodino Act, and except for the consents set forth in Schedule 3.2(b) (such consents, excluding any under the Hart-Scott-Rodino Act, “Third Party Consents”), the Acquired Companies are not required to give any notice to or obtain any consent, approval, waiver, or other authorization (including any Governmental Authorization) from any Person in connection with the execution and delivery of this Agreement or the consummation or performance by it of any of the transactions contemplated by this Agreement.

3.3          Capitalization.

a.             Company.  The only members or other holders of an equity interest in the Company prior to the transactions contemplated by this Agreement are the Sellers and Buyer. Except for the preferred interest in the Company held by ASAP Investors, each Acquired Company has only a single class of equity or membership interests authorized and issued and outstanding. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Membership Interest of the Sellers. There are no authorized or outstanding options, warrants, preemptive rights, purchase rights, subscription, conversion, phantom rights, profit participation, or exchange rights, or any other contracts or commitments relating to the issuance, sale, or transfer by an Acquired Company of membership interests or any other equity interests or other securities of an Acquired Company, except for those described in the Organizational Documents of an Acquired Company.

b.             No Subsidiaries or Other Businesses.  Except for CRG and ASAP-Wilmington, the Company does not own any Subsidiaries. CRG and ASAP-Wilmington do not have any Subsidiaries. The Acquired Companies do not own or have any contract to acquire any equity securities or other ownership interests in any other Person or any direct or indirect equity or ownership interest in any other business, other than investments in “money market” or similar short-term investment funds.

3.4          Financial Statements.

a.             Schedule 3.4 contains complete and accurate copies of the following:

i.                                         an audited consolidated balance sheet of the Acquired Companies (the “Company Balance Sheet”) and statements of income, changes in members’ capital accounts, and cash flows, including the notes thereto, for the fiscal year ended December 31, 2007, and

ii.                                     an unaudited consolidated balance sheet of the Acquired Companies (the “Company Interim Balance Sheet”) and statement of income for the three months ended March 31, 2008 (the foregoing financial statements described in Section 3.4(a)(i) above and this 3.4(a)(ii) may collectively be referred to as the “Company Financial Statements”).

b.             The Company Financial Statements:

i.              fairly present in all material respects the financial condition and the results of operations, and with respect to the financial statements described in Section 3.4(a)(i), changes in members’ capital accounts, and cash flows of the Acquired Companies as of the respective dates of and for the periods referred to therein; provided, however, that the results of operations for only a portion of the fiscal year of Atlantic Scrap & Processing, LLC are included in the financial statements described in Section 3.4(a)(i), as further described in the footnotes thereto, and

ii.                                     have been prepared in accordance with GAAP consistently applied  throughout the periods indicated, except that the Company Financial Statements described in Section 3.4(a)(ii) are subject to normal year-end adjustments and lack complete footnotes and other presentation items.

c.                                       No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the Company Financial Statements.

3.5          Books and Records.  The financial and other books and records of the Acquired Companies made available to Buyer are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books and records of proceedings, as reviewed and made available to Buyer, contain all the written minutes that exist for meetings of the Acquired Companies’ managers, board members, or members, or any committee thereof, for the period since August 31, 2007. Since the date of formation, with respect to any action taken by each Acquired Company, which under applicable law required the approval of the members or managers, the members or the managers (or a duly authorized committee thereof) have approved of or ratified all such actions. The record books with respect to the transfer of membership interests are true, correct and complete, and record all issuances, transfers, and cancellations of members’ equity interests in the Acquired Companies.

3.6          Owned Property.

a.             The parcels of property described on Schedule 3.6(a) are the only real estate owned by the Acquired Companies (“Company Owned Real Property”). The Acquired Companies own good and marketable fee simple title to the Company Owned Real Property and to all of the buildings, fixtures and other improvements located on the Company Owned Real Property, free and clear of any Encumbrances except Permitted Encumbrances.

b.             The Company Owned Real Property and the Company Leased Real Property (as defined below) constitute all of the real property owned or used by the Acquired Companies in the Business (such real property collectively referred to as the “Company Facilities”). Except as set forth on Schedule 3.6(b), with respect to each Company Facility:

i.                                         Each of the Company Facilities (1) has access to public roads, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Business as presently conducted at such Company Facility, (2) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such Company Facility, and (3) is zoned under a zoning classification so as to permit the Acquired Companies to continue its present use; and

ii.            The Acquired Companies have not received notice of (1) any condemnation proceeding with respect to any portion of any Company Facility or any access thereto, and to the Knowledge of the Company, no such proceeding is contemplated by any Governmental Body; or (2) any special assessment which may affect any of the Company Facilities.

c.

The Acquired Companies own and have good title to (free and clear of any Encumbrances except Permitted Encumbrances) all the properties and assets (whether personal, fixtures or mixed and whether tangible or intangible) that they purport to own and which are located at the Company Facilities (other than the Company Owned Real Property, which is addressed in Section 3.6(b) above) or at customer facilities, or that are reflected in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Company Interim Balance Sheet (except for personal property or fixtures sold since the date of the Company Interim Balance Sheet in the Ordinary Course of Business), and including all the properties and assets purchased or otherwise acquired by an Acquired Company since the date of the Company Interim Balance Sheet (except for personal property or fixtures acquired and sold since the date of the Company Interim Balance Sheet in the Ordinary Course of Business and consistent with past practice).

3.7	Leased Property.

a.

Schedule 3.7(a) sets forth a list of all leases and material licenses or similar agreements (“Company Real Estate Leases”) to which an Acquired Company is a party and that relate to real property leased to an Acquired Company. The Acquired Companies have a valid leasehold interest in each parcel of real property which is the subject of a Company Real Estate Lease (“Company Leased Real Property”), free and clear of any Encumbrances except Permitted Encumbrances. Except as set forth in Schedule 3.7(a), the Company Real Estate Leases are in full force and effect, have not been further amended, and to the Knowledge of the Company, no party thereto is in default or breach under any such Company Real Estate Lease. To the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Company Real Estate Leases.

b.

Schedule 3.7(b) sets forth a list of all leases, licenses or similar agreements (the “Company Personal Property Leases”) to which an Acquired Company is a party that relate to personal property leased to an Acquired Company (whether under an operating lease or a capital lease) and which has a value in excess of $50,000.00 (“Company Leased Personal Property”). Except as set forth in Schedule 3.7(b), the Company Personal Property Leases are in full force and effect, have not been further amended, and, to the Knowledge of the Company, no party thereto is in default or breach under any such Company Personal Property Lease. To the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Company Personal Property Leases.

c.

Notwithstanding anything in this Section 3.7 to the contrary, no representations or warranties are made with respect to any Company Real Estate Lease to which Buyer or any of its Affiliates are a party.

3.8          Condition and Sufficiency of Assets.  Except as disclosed on Schedule 3.8, to the Knowledge of the Company, the improvements on the Company Facilities, the machinery and equipment (both owned and leased), the vehicles (both owned and leased) and other assets currently in use or necessary for the Business, including, without limitation, the Company Leased Personal Property, are structurally sound, in good operating condition, normal wear and tear excepted, and have been maintained in accordance with sound industry practices, and are sufficient for the continued conduct of the Business by the Acquired Companies immediately after the Closing Date.

3.9          Accounts Receivable.  All accounts receivable of the Acquired Companies that are reflected in the Company Interim Balance Sheet or that will be reflected in the accounting records of an Acquired Company as of the Closing Date (collectively, the “Company Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed. All of the Company Accounts Receivable are and will be good and collectible and will be collected in full in any event within 120 days following the Closing Date, without set-off or counterclaim, subject to the allowance for doubtful accounts set forth in the Company Interim Balance Sheet, as adjusted for the passage of time through the Closing Date. Except as disclosed in Schedule 3.9, there is no contest, claim, or right of set-off, under any contract with any obligor of a Company Accounts Receivable relating to the amount or validity of such Company Accounts Receivable. Schedule 3.9 contains a complete and accurate list of all Company Accounts Receivable as of May 5, 2008, which list sets forth the aging of such Company Accounts Receivable.  Notwithstanding anything in this Section 3.9 to the contrary, no representations or warranties are made with respect to any Company Accounts Receivable to which Buyer or any of its Affiliates is an obligor.

3.10        Inventories.  All scrap and other inventories (including raw materials and work in process) that are owned by the Acquired Companies are physically located at the Company Facilities, except for inventories already shipped but not yet invoiced, in transit to an Acquired Company or as otherwise disclosed on Schedule 3.10. All inventory of the Acquired Companies, whether or not reflected in the Company Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to lower of cost or market in the Company Interim Balance Sheet. Except as set forth on Schedule 3.10, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

3.11        Liabilities.  Except as set forth on Schedule 3.11, the Acquired Companies have no liabilities or obligations, whether accrued, absolute, known, contingent or otherwise, that are required under GAAP to be listed on a balance sheet, except (i) to the extent set forth in the Company Interim Balance Sheet, and (ii) liabilities incurred in the Ordinary Course of Business after the date of the Company Interim Balance Sheet.  All indebtedness for borrowed money of the Acquired Companies, whether owed to a bank or any other Person, including capitalized leases and guarantees of indebtedness for the benefit of a Person other than an Acquired

Company, but excluding accrued distributions to Sellers and Buyer under the Operating Agreement (collectively, “Company Debt for Borrowed Money”) does not exceed $135,000,000.00 as of the date of this Agreement.

3.12	Taxes.

a.

The Acquired Companies have filed or caused to be filed on a timely basis all Tax Returns or valid extensions thereof that are or were required to be filed by or with respect to an Acquired Company pursuant to applicable Legal Requirements, except for Tax Returns that are not yet due, and no claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. All such Tax Returns were correct and complete in all respects. Each Acquired Company has always been taxed as a partnership under Subchapter K of the Code; provided however, effective as of August 31, 2007, CRG has been treated as a disregarded entity for tax purposes, and effective as of February 2, 2005, ASAP-Wilmington has been treated as a disregarded entity. The Acquired Companies have paid all Taxes, if any, that have or may have become due and payable with respect to each Acquired Company pursuant to any assessment received by the Acquired Companies and without limiting the foregoing, all Taxes of any Person with respect to Acquired Companies (whether or not shown on any Tax Return), if any, have been paid or will be paid on a timely basis. Except as described in Schedule 3.12(a), none of the Acquired Companies are currently the beneficiary of any extension of time within which to file any Tax Return. The Company has allowed Buyer to participate in the preparation of the proposed Tax Returns for the Company’s taxable year ending September 30, 2007 and short taxable year ending December 31, 2007. There are no additional Taxes for any periods for which Tax Returns have been filed that have been asserted or claimed to be owing or that have been Threatened to be assessed.

b.

None of the Tax Returns of the Acquired Companies are currently subject to an audit. Except as described in Schedule 3.12(b), the Acquired Companies have not given or been requested to give waivers or extensions (or are or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes that are still in effect.

c.

The charges, accruals, and reserves with respect to Taxes, if any, on the Company Interim Balance Sheet are adequate and are at least equal to the Acquired Companies’ liability, if any, for unpaid Taxes. To the Knowledge of the Company, there exists no proposed Tax assessment against an Acquired Company except as disclosed in the Company Interim Balance Sheet or Schedule 3.12(c). All Taxes that an Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

d.

No authority will assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to an Acquired Company. None of the Acquired Companies have received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Acquired Companies have not filed Tax Returns) any pending or active (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against an Acquired Company.

e.

The Acquired Companies have disclosed on their federal income Tax Returns all positions taken thereon that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Equity Owners have disclosed on their federal income tax returns all positions taken thereon with respect to an Acquired Company that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Acquired Companies are not a party to or bound by any Tax allocation or sharing agreement. The Acquired Companies do not have any liability for the Taxes of any Person (other than the Acquired Companies) under transferee or successor liability rules, by contract, or otherwise.

3.13	Customers and Suppliers.

a.

Except as disclosed in Schedule 3.13(a), to the Knowledge of the Company, none of the Company’s Customers will stop buying products or services from an Acquired Company, or materially decrease the amount of purchases of products or services from an Acquired Company. As used herein, the “Company’s Customers” means customers of the Acquired Companies who purchased products or services from an Acquired Company during 2007 in an amount exceeding $600,000.

b.

Except as disclosed in Schedule 3.13(b), to the Knowledge of the Company, none of the Company’s Suppliers will stop selling products or services to an Acquired Company, or materially decrease the amount of sales of products or services to an Acquired Company. As used herein, the “Company’s Suppliers” means suppliers of the Acquired Companies who sold products or services to an Acquired Company during 2007 in an amount exceeding $300,000.

3.14	Employee Benefit Plans.

a.

Definition of Benefit Plans. For purposes of this Section 3.14, the term “Company Benefit Plan” means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which an Acquired Company or any Company ERISA Affiliate (as hereinafter defined) provides benefits or compensation to or on behalf of an employee or employees or former employees of an Acquired Company or any Company ERISA Affiliate, whether formal or informal, whether or not written, including but not limited to the following:

i.

Arrangements. Any bonus, incentive compensation, membership option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust;

ii.

ERISA Plans. Any “employee benefit plan” as defined in Section 3(3) of ERISA, including, but not limited to, any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), employee welfare benefit plans (as defined in Section 3(1) of ERISA), employee pension benefit plan (as defined in Section 3.(2) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, deferred compensation plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

iii.

Other Employee Fringe Benefits. Any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care or other fringe benefits plans, programs, arrangements, contracts or practices.

b.

Company ERISA Affiliate. For purposes of this Section 3.14, the term “Company ERISA Affiliate” means each trade or business (whether or not incorporated) which together with an Acquired Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

c.

Identification of Company Benefits Plans. Except as disclosed in Schedule 3.14(c), and except for Company Benefit Plans which have been terminated and with respect to which none of the Acquired Companies nor any Company ERISA Affiliate has any actual or potential financial, administrative or other liability, obligation or responsibility, none of the Acquired Companies nor any Company ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any Company Benefit Plan.

d.

Compliance with All Statutes, Orders and Rules. Except as disclosed in Schedule 3.14(d), the Acquired Companies and each Company ERISA Affiliate are in compliance in all material respects with the requirements prescribed by any and all statutes, orders and governmental rules and regulations applicable to Company Benefit Plans and has operated each Company Benefit Plan in all material respects in compliance with the written terms of the plan, and all reports and disclosures relating to Company Benefit Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable laws.

e.

MEPPA & Title IV Liability/Post Retirement Medical Benefits. Except as disclosed in Schedule 3.14(e), neither the Acquired Companies nor any Company ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA) or any plan subject to Title IV of ERISA. Except as disclosed in Schedule 3.14(e), the Acquired Companies do not maintain, nor have at any time established or maintained, nor have they at any time been obligated to make, or made, contributions to or under any plan, which provides post-retirement medical or health benefits with respect to employees of the Acquired Companies or any Company ERISA Affiliate (other than COBRA continuation coverage as required by ERISA and the Code). There is no lien upon any property of the Acquired Companies or any Company ERISA Affiliate outstanding pursuant to Section 412(n) of the Code in favor of any Company Benefit Plan. No assets of the Acquired Companies or any Company ERISA Affiliate have been provided as security for any Company Benefit Plan pursuant to Section 401(a)(29) of the Code.

f.

Documentation. Except as disclosed in Schedule 3.14(f), the Company has provided Buyer with a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan: (1) all documents, including any insurance contracts and trust agreements, setting forth the terms of any Company Benefit Plan, or if there are no such documents evidencing a Company Benefit Plan, a full description of such Company Benefit Plan, (2) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (3) the annual reports filed for the most recent three plan years and most recent financial statements or periodic accounting or related plan assets with respect to each Company Benefit Plan, (4) each favorable determination letter, opinion or ruling from the Internal Revenue Service for each Company Benefit Plan, the assets of which are held in trust, to the effect that the form of Company Benefit Plan meets the requirements of Section 401(a) of the Code, including any outstanding request for a determination letter and (5) each opinion or ruling from the Department of Labor or the Pension Benefit Guaranty Corporation (“PBGC”) with respect to such Company Benefit Plans.

g.

Administrative Compliance. Except as disclosed in Schedule 3.14(g), each Company Benefit Plan that is funded through a trust or insurance contract has at all times satisfied in all material respects, by its terms and in its operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code. Except as disclosed in Schedule 3.14(g), neither the Acquired Companies nor any Company ERISA Affiliate maintains or previously maintained a Company Benefit Plan which meets or was intended to meet the requirements of Section 401(a) of the Code. With respect to each qualified retirement plan disclosed on Schedule 3.14(c), any determination letter issued by the Internal Revenue Service to the effect that the form of such plan qualifies under Section 401(a) of the Code is current and has not been revoked; such plan currently complies in form with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations or rulings for which amendments are not yet required; such plan has been administered according to its terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case such plan has been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Section 401(a) of the Code; and such plan has been tested for compliance with (to the extent that the form of the plan does not automatically ensure compliance with), and has satisfied the requirements of, all applicable coverage, discrimination, and contribution limitation requirements imposed under the Code for each plan year ending prior to the Closing Date.

h.

Legal Actions. Except as disclosed in Schedule 3.14(h), there are no actions, audits, suits, claims, or appeals which are pending or, to the Knowledge of the Company, Threatened against any Company Benefit Plan or any fiduciary of any of Company Benefit Plans or against the assets of any of Company Benefit Plans, including a demand or request for payment or reconsideration of any prior administrative action on behalf of a Company Benefit Plan or a fiduciary of a Company Benefit Plan, other than routine requests for distributions or payment/reimbursement of eligible expenses under such plans. Additionally, except as disclosed in Schedule 3.14(h), there are no pending or Threatened audits of any Company Benefit Plan by the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor, Equal Employment Opportunity Commission or any other state or federal agency or instrumentality.

i.

Funding. Except as disclosed in Schedule 3.14(i), the Acquired Companies and each Company ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Company Benefit Plan and applicable law or required to be paid as expenses under such Company Benefit Plan and no excise taxes or other fines or penalties are assessable as a result of any nondeductible or other contributions made or not made to a Company Benefit Plan. The assets of all Company Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Company Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are a properly and accurately reported on the financial statements and records of the Acquired Companies. The assets of each Company Benefit Plan are reported at their fair market value on the books and records of each plan.

j.

Liabilities. Except as disclosed in Schedule 3.14(j), neither the Acquired Companies nor any Company ERISA Affiliate is subject to any liability, tax or penalty whatsoever to any person whomsoever including the obligation to pay separation, severance, termination or similar benefits as a result of the Company’s or any Company ERISA Affiliate’s engaging in a prohibited transaction under ERISA or the Code.

k.

No Acceleration of Liability Under Benefit Plans. Except as disclosed in Schedule 3.14(k), the consummation of the transactions contemplated by this Agreement will not (as to any benefit to become vested) accelerate vesting, result in any payment of benefits or create or increase any liability under any Company Benefit Plan. No payment that is owed or may become due to any director, manager, officer or employee of any Acquired Company or any Company ERISA Affiliate will be non-deductible or subject to tax under Code Section 280G or Code Section 4999; nor will the Company or any Company ERISA Affiliate be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

l.

COBRA Continuees. Schedule 3.14(1) lists all individuals (both employees and dependents) as of April 30, 2008 who have elected to continue (or who have an option to elect to continue) their group health coverage (or are eligible to elect coverage) under the Acquired Companies’ health or medical plans, together with the date of each such election and the date continued coverage expires.

m.

Amendment and Termination. Except as provided in Schedule 3.14(m), each Company Benefit Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such plan, and each Company Benefit Plan can be amended at any time to the fullest extent permitted under applicable law.

n.

409A Plans. Except as listed in Schedule 3.14(n), the Acquired Companies do not and have never maintained, established or sponsored any deferred compensation plan subject to Code §409A. With respect to any such deferred compensation plan listed in Schedule 3.14(n), (i) all such plans have been operated in good faith compliance with Code §409A, (ii) Schedule 3.14(n) describes any changes or amendments that are required to be made to such plans under the applicable Code §409A regulations, and (iii) the transaction contemplated by this Agreement will not result in Code §409A imposing any tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Code §409A(a)(1)(B)).

3.15	Compliance with Legal Requirements; Governmental Authorizations.

a.

Except as set forth in Schedule 3.15(a):

i.

the Acquired Companies are, and at all times have been, in substantial compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its Business or the ownership or use of any of its assets; and

ii.

the Acquired Companies have not received any notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

b.

Schedule 3.15(b) contains a complete and accurate list of each material Governmental Authorization that is held by each Acquired Company. Each such

Governmental Authorization listed or required to be listed in Schedule 3.15(b) is valid and in full force and effect. Except as set forth in Schedule 3.15(b):

i.

To the Knowledge of the Company, the Acquired Companies are, and at all times have been, in substantial compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.15(b);

ii.

None of the Acquired Companies has received any notice or other written communication from any Governmental Body or any other Person regarding (1) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (2) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

iii.

all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.15(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.15(b) collectively constitute all of the material Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate the Business in the manner currently conducted and operated and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

3.16	Legal Proceedings; Orders.

a.

Except as set forth in Schedule 3.16(a), there is no pending Proceeding or, to the Knowledge of the Company, Threatened Proceeding that:

i.

has been commenced by or against the Acquired Companies;

ii.

to the Knowledge of the Company would have a Material Adverse Effect; or

iii.

challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

Except as otherwise provided in Schedule 3.16(a) (where Schedule 3.16(a) identifies the Proceedings in which such copies have not been provided), the Company has delivered to Buyer copies of all pleadings, and if a Proceeding is Threatened, correspondence, relating to each Proceeding listed in Schedule 3.16(a).

b.

Except as set forth in Schedule 3.16(b):

i.

there is no Order to which the Acquired Companies, or any of the assets owned or used by the Acquired Companies, are subject;

ii.

the Acquired Companies are in substantial compliance with all of the terms and requirements of each Order to which they, or any of the assets owned or used by them, is or has been subject; and

iii.

the Acquired Companies have not received any notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Acquired Companies, or any of the assets owned or used by them, is or has been subject.

3.17        Absence of Certain Changes and Events.  Except as set forth in Schedule 3.17, since the date of the Company Balance Sheet, the Acquired Companies have conducted the Business only in the Ordinary Course of Business, and there has not been any:

a.

change in the authorized or issued equity interests of the Acquired Companies; grant by any Acquired Company of any option or right to purchase an equity interest of an Acquired Company; purchase, redemption, retirement, or other acquisition by any Acquired Company of any equity interest;

b.

distributions or payments, whether in the form of property or otherwise, to the Sellers, except to the extent permitted by the Operating Agreement;

c.

amendment to the Organizational Documents of any Acquired Company;

d.

payment of any bonuses or an increase in the salaries, or other compensation to any officer, Equity Owner or, except in the Ordinary Course of Business, any other employee,

e.

entry into any employment, severance, or similar contract with any officer, Equity Owner or, except in the Ordinary Course of Business, any other employee;

f.

adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of an Acquired Company;

g.

damage to or destruction or loss of the assets or properties of any Acquired Companies, in the aggregate, in excess of $250,000, whether or not covered by insurance;

h.

other than in the Ordinary Course of Business, entry into, termination of, or receipt of notice of termination of any Material Company Contract or transaction;

i.

sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of an Acquired Company or mortgage, pledge, or imposition of any Encumbrance on any material asset, property, or rights of an Acquired Company, other than Permitted Encumbrances;

j.

material change in the accounting methods used by an Acquired Company;

k.

material change in the manner in which the Business has been operated; or

l.

agreement, whether oral or written, by an Acquired Company to do any of the foregoing.

3.18	Applicable Contracts; No Defaults.

a.

Schedule 3.18(a) contains a complete and accurate list of:

i.

each Applicable Contract that involves performance of services or delivery of goods or materials by an Acquired Company of an amount or value in excess of Three Hundred Thousand Dollars ($300,000.00) and that cannot be completed or canceled without penalty by an Acquired Company within 60 days from the date of this Agreement;

ii.

each Applicable Contract that involves the purchase by an Acquired Company of services or goods or materials of an amount or value in excess of Three Hundred Thousand Dollars ($300,000.00) and that cannot be completed or canceled without penalty by the Acquired Company within 60 days from the date of this Agreement;

iii.

each agreement under which an Acquired Company has (1) incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized leases, or (2) granted a lien, security interest, or mortgage, other than a purchase money security interest in the Ordinary Course of Business;

iv.

each employment agreement to which an Acquired Company is a party;

v.

each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or personal property whose value exceeds Fifty Thousand Dollars ($50,000.00);

vi.

each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Company Intellectual Property Assets;

vii.

each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees, if any;

viii.

each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by an Acquired Company with any other Person (other than the Operating Agreement);

ix.

each Applicable Contract containing covenants that in any way purport to restrict the business activity of an Acquired Company or limit the freedom of an Acquired Company to engage in any line of business or to compete with any Person;

x.

each power of attorney of the Acquired Companies that is currently effective and outstanding;

xi.

each Applicable Contract entered into other than in the Ordinary Course of Business;

xii.

each Applicable Contract for capital expenditures in excess of Twenty Thousand Dollars ($20,000.00);

xiii.

each written warranty form, guaranty form, purchase order form, and sales order form presently used by the Acquired Companies; and

xiv.

each written amendment, supplement, and modification in respect of any of the foregoing.

b.

Except as set forth in Schedule 3.18(b), each Applicable Contract identified or required to be identified in Schedule 3.18(a) (“Material Company Contract”) is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditor’s rights generally.

c.

Except as set forth in Schedule 3.18(c):

i.

The Acquired Companies are in substantial compliance with all applicable terms and requirements of each Applicable Contract under which an Acquired Company has or had any obligation or liability or by which an Acquired Company or any of the assets owned or used by an Acquired Company is or was bound; and

ii.

to the Knowledge of the Company, each other Person that has any obligation or liability under any Applicable Contract under which an Acquired Company has any rights is in substantial compliance with all applicable terms and requirements of such Applicable Contract.

d.

To the Knowledge of the Company, except as set forth in Schedule 3.18(d), there are no renegotiations of, or outstanding contractual rights to renegotiate, any material amounts paid or payable to an Acquired Company under current Applicable Contracts with any Person and, no such Person has made written demand for such renegotiation.

e.

Notwithstanding anything in this Section 3.18 to the contrary, no representations or warranties are made with respect to any Applicable Contract (excluding this Agreement and any agreement entered into pursuant to this Agreement) to which Buyer or any of its Affiliates are a party.

3.19        Insurance.  Schedule 3.19 sets forth a list of, or attaches copies of certificates of insurance relating to, each insurance policy (excluding any relating to Company Benefit Plans) covering the assets, rights, business equipment, properties, operations, employees, consultants and directors of the Acquired Companies, including the name of the insurer, policy number, policy limits, expiration dates, and a brief description of coverage (copies of which, including all amendments and riders, have been provided to Buyer) (“Insurance Policies”).  Such Insurance Policies are in full force and effect, all premiums due thereon have been paid and no Acquired Company is in breach or default and, to the Knowledge of the Company, no event has occurred that with notice or the lapse of time, would constitute a breach or default thereunder. As of the Closing, each of the Insurance Policies will be in full force and effect.  Except as set forth in Schedule 3.19, none of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Acquired Companies have complied with all provisions of such Insurance Policies, have not received any notice or other communication from any insurance company canceling or materially amending any Insurance Policy and, to the Knowledge of the Company, no such cancellation or amendment is threatened. Except as set forth in Schedule 3.19, during the past three (3) years there  have been no claims made (including pending claims) under any of the Insurance Policies where the amounts paid or expected to be paid or reserved against exceed $250,000.00.  To the Knowledge of the Company, no Acquired Company has failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

3.20	Environmental Matters.

a-1.

Except as set forth in Schedule 3.20(a-1), the Acquired Companies are not in violation of or liable under, any Environmental Law, and the Acquired Companies have not been in violation of or liable under, any Environmental Law which have not been corrected, settled, discharged or otherwise resolved; there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Company Facilities or any other properties and assets (whether real, personal, or mixed) in which an Acquired Company has or had an interest;

a-2.

except as set forth in Schedule 3.20(a-2), to the Knowledge of the Company, none of the Acquired Companies or any Company Responsible Person has any Environmental, Health, and Safety Liabilities at any property geologically or hydrologically adjoining the Company Facilities which have not been corrected, settled, discharged or otherwise resolved;

a-3.

except as set forth in Schedule 3.20(a-3), to the extent there are any Hazardous Materials present on or in the Environment at the Company Facilities or, to the Knowledge of the Company, at any geologically or hydrologically adjoining property, such presence is in the Ordinary Course of Business and in compliance with all applicable Environmental Law;

a-4.

except as set forth in Schedule 3.20(a-4), none of the Acquired Companies or any Company Responsible Person has permitted or conducted any Hazardous Activity with respect to the Company Facilities or any other properties or assets (whether real, personal, or mixed) in which an Acquired Company has or had an interest except in the Ordinary Course of Business and in substantial compliance with all applicable Environmental Laws;

a-5.

except as set forth in Schedule 3.20(a-5) and except for matters described hereafter which have been corrected, settled, discharged or otherwise resolved, none of the Acquired Companies and no Company Responsible Person has received any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Company Facilities, of any actual or potential violation of, or failure to comply with, any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Company Facilities or any other properties or assets (whether real, personal, or mixed) in which an Acquired Company has or had an interest, or with respect to any property or Company Facilities at or to which Hazardous Materials were generated, manufactured, refined, recycled, transferred, imported, used, or processed by an Acquired Company, or any Company Responsible Person or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

b.

except as set forth in Schedule 3.20(b), there are no pending or Threatened Encumbrances on or affecting any of the Company Facilities or any other properties or assets (whether real, personal, or mixed) in which an Acquired Company has or had an interest resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law;

c.

this section has been intentionally left blank;

d.

this section has been intentionally left blank;

e.

this section has been intentionally left blank;

f-1.

except in compliance with Environmental Laws, no underground storage tanks, as defined in RCRA or under applicable state law, are present at any of the Company Facilities or are operated by any of the Acquired Companies at any of the

Company Facilities, and to the Knowledge of the Company, except as set forth in Schedule 3.20(f-1), no such tanks were previously abandoned or removed except in compliance with then existing Environmental Laws;

f-2.

Schedule 3.20 contains a list of all underground storage tanks, as defined in RCRA or under applicable state law ,that are present at any of the Company Facilities or are operated by any of the Acquired Companies at the Company Facilities;

f-3.

any Containers at any of the Company Facilities which contain Hazardous Materials are present in the Ordinary Course of Business and in substantial compliance with all applicable Environmental Law;

g.

except as expressly set forth in Schedule 3.20(f-1) and except for Releases that are specifically identified in Schedule 3.20(a-1) as violations of Environmental Laws or result in liability under Environmental Laws and except for matters described hereafter which have been corrected, settled, discharged or otherwise resolved, there has been no Release or Threat of Release of any Hazardous Materials at or from the Company Facilities or at or from any other locations to which any Hazardous Materials generated, manufactured, refined, recycled, transferred, produced, imported, used, or processed from or by the Company Facilities were sent, or from or by any other properties and assets (whether real, personal, or mixed) in which an Acquired Company has or had an interest, or to the Knowledge of the Company, from any geologically or hydrologically adjoining property;

h.

except for matters described hereafter which have been corrected, settled, discharged or otherwise resolved, none of the Acquired Companies have received notice that (i) it, or any of its subsidiaries have sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Materials, to a vessel, facility, site or location (collectively, “Off-Site Facility”) which (A) has been placed or has been publicly proposed by authorities having jurisdiction to be placed, on the National Priorities List or its state equivalent, or (B) which is subject to a claim, administrative order or other request to take removal or remedial action by any person having jurisdiction and authority over the matter; or (ii) it or any of its subsidiaries have any Environmental, Health, and Safety Liabilities related to any such Off-Site Facility; and

i.

Schedule 3.20 contains a true and complete list of any reports, assessments, audits, investigations, studies, analyses, tests, or monitoring possessed or initiated by an Acquired Company or any Equity Owner pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Company Facilities, or concerning compliance by the Acquired Companies with Environmental Laws that were performed after September 1, 2007.

Notwithstanding anything in this Section 3.20 to the contrary, no representations or warranties are made with respect to the state or condition as of June 1, 2004, or operations or use occurring on or before June 1, 2004, of any Company Facility that is the subject of the Buyer Affiliated Leases.

3.21                        Employees.

a.                                       Except as disclosed in Schedule 3.21(a), the Acquired Companies are not a party to any written or, to the Knowledge of the Company, oral contracts of employment with any employee.

b.                                       The Company has provided Buyer with a complete and accurate list of the following information with respect to the salaried employees of the Acquired Companies: name; job title; current compensation paid or payable and any change in compensation since December 31, 2007.

3.22                        Labor Relations; Compliance.  The Acquired Companies are not a party to and have no obligation under collective bargaining or other similar labor contracts. Except as set forth in Schedule 3.22, since January 1, 2007, there has not been, there is not presently pending or existing, and there is not Threatened (a) any strike, slowdown, picketing, or work stoppage, (b) any Proceeding against or affecting the Acquired Companies relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by an Acquired Company, and no such action is contemplated by an Acquired Company. The Acquired Companies have complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Acquired Companies are not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.23                        Intellectual Property.

a.                                       Company Intellectual Property Assets.  The term “Company Intellectual Property Assets” includes:

i.                                         the names “Atlantic Scrap and Processing,” “Carolinas Recycling Group,” “Recycle South,” all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications of the Acquired Companies (collectively, “Company Marks”);

ii.                                     all copyrights in both published works and unpublished works of the Acquired Companies (collectively, “Company Copyrights”); and

iii.                                 all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints of the Acquired Companies that constitute a trade secret under applicable law (collectively, “Company Trade Secrets”), in each case, owned, used, or licensed by an Acquired Company as licensee or licensor.

b.                                       Agreements.  Except for generally available “off the shelf” software, Schedule 3.23(b) contains a complete and accurate list of all contracts relating to the Company Intellectual Property Assets to which an Acquired Company is a party or by which an Acquired Company is bound. There are no outstanding, or Threatened, disputes or disagreements with respect to any such agreement.

c.                                       Know-How Necessary for the Business.  Other than “off the shelf” software licensed by the Acquired Companies or licenses disclosed on Schedule 3.23(b), the Company Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. The Acquired Companies are the owners of all right, title, and interest in and to each of the Company Intellectual Property Assets owned by it, free and clear of all Encumbrances (except Permitted Encumbrances), and each has the right to use without payment to a third party all of the Company Intellectual Property Assets owned by it.

d.                                       Patents.  The Acquired Companies do not own any patents, patent applications, inventions or discoveries that may be patentable (collectively, “Patents”).

e.                                       Trademarks.

i.                                         Schedule 3.23(e) contains a complete and accurate list of all Company Marks owned and currently used by any Acquired Company. The Acquired Companies are the owners of all right, title, and interest in and to each of the Company Marks, free and clear of all Encumbrances except Permitted Encumbrances.

ii.                                     To the Knowledge of the Company, there is no potentially interfering trademark or trademark application of any third party.

iii.                                 To the Knowledge of the Company, the right of the Acquired Companies to use any of the Company Marks has not been infringed or challenged. To the Knowledge of the Company, none of the Company Marks infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

f.                                         No Infringement.  To the Knowledge of the Company, the Acquired Companies have not interfered with, infringed upon, misappropriated or violated any copyrights, software rights, trade secrets or other intellectual property rights of third parties. The Acquired Companies and the Sellers have not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation by the Acquired Companies.

3.24                        Relationships with Affiliates.  To the Knowledge of the Company, and except as set forth in Schedule 3.24, the Sellers, the Equity Owners, the Affiliates of the Sellers and Equity Owners, and the Related Persons of the Equity Owners do not have any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business. To the Knowledge of the Company, and except as set forth in Schedule 3.24, the Sellers, the Equity Owners, the Affiliates of the Sellers and Equity Owners, and the Related Persons of the Equity Owners do not own (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with an Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with an Acquired Company with respect to any line of the products or services of any Acquired Company in any market presently served by any Acquired Company.

3.25                        Brokers or Finders.  The Sellers and the Acquired Companies have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.26                        Recently Acquired Assets.   Since January 1, 2008, one or more of the Acquired Companies has acquired, or entered into discussion to acquire, certain real property or scrap businesses described on Schedule 3.26.  In connection with the acquisition of such assets, an Acquired Company has entered, or will enter, into a purchase agreement whereby the seller of such assets makes certain representations and warranties to the Acquired Company.  Accordingly, notwithstanding anything in this Agreement to the contrary, no representations or warranties are made by any Seller or Equity Owner with respect to such assets.

3.27                        Disclosure. To the Knowledge of the Company, no representation or warranty by the Sellers and the Equity Owners included in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the information contained herein not misleading. As of the date of this Agreement, the Company has provided Buyer with true, accurate and complete copies of all documents listed or described in all the various Schedules unless otherwise expressly noted in such Schedules.

ARTICLE IVA – REPRESENTATIONS AND WARRANTIES
OF ASAP INVESTORS AND ITS EQUITY OWNERS

ASAP Investors and each direct and indirect Equity Owner of ASAP Investors jointly and severally represent and warrant to Buyer, Parent, and the Acquired Companies as of the date hereof, as follows:

4A.1                      Status and Authority.  ASAP Investors is duly organized and validly existing under the laws of its state of organization. ASAP Investors has the power and authority, without the consent of any other Person, to execute and deliver this Agreement and the agreements contemplated hereby to which it is a party, and subject to the satisfaction of the condition described in Section 8.2(e), to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.  Subject to the Parties’ performance of the covenants described in Section 6.3, all legal acts required to be taken by ASAP Investors to authorize the execution, delivery and performance of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

4A.2                      Validity.  This Agreement has been, and the agreements and other documents to be executed and delivered by ASAP Investors at Closing will be, duly executed and delivered by ASAP Investors and constitute the legal, valid and binding obligations of ASAP Investors, enforceable in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4A.3                      Violations and Approvals.  The execution and delivery by ASAP Investors of this Agreement and the agreements contemplated hereby, the performance by ASAP Investors of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or the passage of time) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of ASAP Investors and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (with or without notice or the passage of time) result in a default under or a breach of (i) the Organizational Documents of ASAP Investors, (ii) any contract, agreement, permit, license or other instrument to which ASAP Investors is a party or by which it is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to ASAP Investors, or (iv) any law, statute, ordinance, rule or regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is binding upon, enforceable against or applicable to ASAP Investors, except for antitrust filings under the Hart-Scott-Rodino Act or any applicable foreign jurisdictions.

4A.4                      Ownership of ASAP Investors.  The record and beneficial owners and holders of all of the equity or membership interests of ASAP Investors are as set forth in Schedule 4A.4. The Individual Owners of the Seller Members set forth on Schedule 4A.4 are as set forth on Exhibit B.

ARTICLE IVB – REPRESENTATIONS AND WARRANTIES
OF CRG INVESTORS AND ITS EQUITY OWNERS

CRG Investors and each direct and indirect Equity Owner of CRG Investors jointly and severally represent and warrant to Buyer, Parent, and the Acquired Companies as of the date hereof, as follows:

4B.1                      Status and Authority.  CRG Investors is duly organized and validly existing under the laws of its state of organization. CRG Investors has the power and authority, without the consent of any other Person, to execute and deliver this Agreement and the agreements contemplated hereby to which it is a party, and subject to the satisfaction of the condition described in Section 8.2(e), to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.  Subject to the Parties’ performance of the covenants described in Section 6.3, all legal acts required to be taken by CRG Investors to authorize the execution, delivery and performance of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

4B.2                      Validity.  This Agreement has been, and the agreements and other documents to be executed and delivered by CRG Investors at Closing will be, duly executed and delivered by CRG Investors and constitute the legal, valid and binding obligations of CRG Investors, enforceable in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4B.3                      Violations and Approvals.  The execution and delivery by CRG Investors of this Agreement and the agreements contemplated hereby, the performance by CRG Investors of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or the passage of time) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of CRG Investors and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (with or without notice or the passage of time) result in a default under or a breach of (i) the Organizational Documents of CRG Investors, (ii) any contract, agreement, permit, license or other instrument to which CRG Investors is a party or by which it is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to CRG Investors, or (iv) any law, statute, ordinance, rule or regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is binding upon, enforceable against or applicable to CRG Investors, except for antitrust filings under the Hart-Scott-Rodino Act or any applicable foreign jurisdictions.

4B.4                      Ownership of CRG Investors.  The record and beneficial owners and holders of all of the equity or membership interests of CRG Investors are as set forth in Schedule 4B.4. The Individual Owners of the Seller Members set forth on Schedule 4B.4 are as set forth on Exhibit B.

ARTICLE IVC – REPRESENTATIONS AND WARRANTIES
OF EACH EQUITY OWNER

Each Equity Owner represents and warrants to Buyer, Parent, and the Acquired Companies as of the date hereof, as follows:

4C.1                      Status and Authority.  If the Equity Owner is an entity, such entity is duly organized and validly existing under the laws of its state of organization. The Equity Owner has the power and authority, without the consent of any other Person, to execute and deliver this

Agreement and the agreements contemplated hereby to which it, he or she is a party, and subject to the satisfaction of the condition described in Section 8.2(e), to perform its, his or her obligations hereunder and to consummate the transactions contemplated hereby and thereby.  Subject to the Parties’ performance of the covenants described in Section 6.3, all legal acts required to be taken by such Equity Owner to authorize the execution, delivery and performance of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

4C.2                      Validity.  This Agreement has been, and the agreements and other documents to be executed and delivered at Closing by the Equity Owner will be, duly executed and delivered by the Equity Owner and constitute the legal, valid and binding obligations of such Equity Owner, enforceable in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4C.3                      Violations and Approvals.  The execution and delivery by the Equity Owner of this Agreement and the agreements contemplated hereby, the performance by the Equity Owner of its, his, or her obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or the passage of time) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of such Equity Owner and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (with or without notice or the passage of time) result in a default under or a breach of (i) the Organizational Documents (if any and as applicable) of such Equity Owner, (ii) any contract, agreement, permit, license or other instrument to which such Equity Owner is a party or by which it, he or she is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to such Equity Owner, or (iv) any law, statute, ordinance, rule or regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is binding upon, enforceable against or applicable to such Equity Owner, except for antitrust filings under the Hart-Scott-Rodino Act or any applicable foreign jurisdictions.

ARTICLE V – REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent jointly and severally represent and warrant to the Sellers and the Equity Owners as of the date hereof, as follows:

5.1                               Status and Authority.

a.                                       Parent is a corporation duly organized and validly existing under the laws of Indiana. Parent has the power and authority, without the consent of any other Person, to execute and deliver this Agreement and the agreements contemplated hereby to which it is a party, and subject to the satisfaction of the conditions described in Section 8.2(e), to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. Subject to the Parties’ performance of the covenants described in Section 6.3, all corporate and other acts or proceedings required to be taken by Parent to authorize the execution, delivery and performance of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

b.                                       Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Indiana. Buyer has the power and authority, without the consent of any other Person, to execute and deliver this Agreement and the agreements contemplated hereby to which it is a party, and subject to the satisfaction of the conditions described in Section 8.2(e), to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. Subject to the Parties’ performance of the covenants described in Section 6.3, all acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

5.2                               Validity.  This Agreement has been, and the agreements and other documents to be executed and delivered by Buyer and Parent at Closing will be, duly executed and delivered by Buyer and Parent and constitute the legal, valid and binding obligations of Buyer and Parent, enforceable in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

5.3                               Violations and Approvals.  The execution and delivery by the Parent and Buyer of this Agreement and the agreements contemplated hereby, the performance by Buyer and Parent of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or the passage of time) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Buyer or Parent and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (with or without notice or the passage of time) result in a default under or a breach of (i) the Organizational Documents of Buyer or Parent, (ii) any contract, agreement, permit, license or other instrument to which Buyer or Parent is a party or by which either of them is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to Buyer or Parent, or (iv) any law, statute, ordinance, rule or regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is binding upon, enforceable against or applicable to Buyer or Parent, except for antitrust filings under the Hart-Scott-Rodino Act or any applicable foreign jurisdictions, compliance with applicable requirements of the Securities Act and compliance with any applicable foreign or state securities or “blue sky” laws.

5.4                               Parent Common Stock.  The Closing Shares of Parent Common Stock to be issued pursuant to Article II hereof have been duly authorized and when issued and delivered in accordance with the terms of this Agreement will be fully paid and non-assessable and the issuance thereof is not subject to any pre-emptive or similar right.

5.5                               Parent SEC Reports; Financial Statements.  The filings required to be made by Parent under the Securities Act and the Exchange Act have been filed with the SEC and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. As of their respective dates, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Parent included in the Parent SEC Reports have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be stated in the notes thereto) and fairly present the financial position and the results of operations and cash flows of the Parent (and its subsidiaries) as of the times and for the periods referred to therein, subject, in the case of unaudited interim financial statements, to normal, recurring audit adjustments.

5.6                               Subsequent Events.  Since the date of filing of the Parent SEC Reports, no event has occurred or failed to occur and no action has been taken or failed to be taken by the Parent regarding the Parent, the Parent’s assets, its current business operations or its future business prospects which, taken as a whole, has had or is likely in the future to have a Material Adverse Effect on the Parent or the Parent’s assets, its current business operations or its future business prospects.

5.7                               Availability of Funds.  Parent has cash available, or binding commitments available under its existing credit facilities, to enable it, and to cause Buyer, to consummate on a timely basis the transactions contemplated by this Agreement.

ARTICLE VI – ADDITIONAL AGREEMENTS

6.1                               General.  Each Party will use his, her or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII below).

6.2                               Conduct of Business Pending the Closing.  Between the date of this Agreement and the Closing Date, the Sellers shall cause the Business to be conducted only in the Ordinary Course of Business, consistent with past practice or as specifically permitted by this Agreement.  The Sellers shall use their reasonable efforts to preserve intact the business organization of the Acquired Companies and to keep available the services of the Acquired Companies’ current officers, employees and consultants, and to preserve the Acquired Companies’ present relationships with customers, suppliers and other persons with which they have significant business relations.  The Sellers shall also use their reasonable efforts to cause the Acquired Companies to maintain all their assets and properties (real and personal) in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted. Notwithstanding the foregoing, except as contemplated by this Agreement, or as set forth on Schedule 6.2, the Sellers shall not permit the Acquired Companies to, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of the Buyer (which consent may also be evidenced by Super Board Approval of such matter):

a.                                       Grant a security interest in or allow an Encumbrance to be placed upon the Membership Interest or grant or sell any option to acquire the Membership Interest;

b.                                       sell, pledge, dispose of, or authorize the sale, pledge, disposition or Encumbrance (other than Permitted Encumbrances) of, any asset or property of the Acquired Companies, except sales of inventory or non-material assets not necessary for the conduct of the Business, each in the Ordinary Course of Business;

c.                                       declare, set aside, make or pay any distributions, other than distributions to the Sellers and the Buyer to the extent permitted by the Operating Agreement;

d.                                       acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any Person, or make any investment either by purchase of stock or securities or contribution of capital or property, or, except in the Ordinary Course of Business, purchase any property or assets of any other Person;

e.                                       incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, in each case, other than pursuant to the Credit Agreement and in the Ordinary Course of Business, or make any loans or advances to any Equity Owner or, except in the Ordinary Course of Business, to any other Person;

f.                                         enter into, amend or terminate any Material Company Contract other than in the Ordinary Course of Business;

g.                                      increase the compensation payable or to become payable to its officers or Equity Owners or, except in the Ordinary Course of Business, employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers, Equity Owners or, except in the Ordinary Course of Business, other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, Equity Owners or, except in the Ordinary Course of Business, employees or grant or pay any bonuses to any Equity Owner;

h.                                      pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business;

i.                                         delay any budgeted or reasonably necessary capital expenditure or make or incur any unbudgeted capital expenditure in excess of $20,000.00 in the aggregate; provided, that the limitation in this Section 6.2(i) shall not apply to (1) capital expenses approved prior to the date of this Agreement and disclosed to the Buyer prior to the date of this Agreement, or (2) capital expenditures to repair or replace assets used in the Business reasonably necessary to continue or preserve the Business;

j.                                         cancel any material indebtedness of any Person to the Acquired Companies (individually or in the aggregate) or waive any claims or rights of substantial value;

k.                                     enter into any transaction with the Sellers, the Equity Owners or any Affiliates of the Sellers or Equity Owners, except transactions in the Ordinary Course of Business;

l.                                         take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

m.                                   make any Tax election inconsistent with past practice, revoke any Tax election, agree to an extension of the statute of limitations, or settle or compromise any federal, state, local or foreign Tax liability; or

n.                                      agree, in writing or otherwise, to take or authorize any of the foregoing actions.

6.3                               Notices and Consents; Hart-Scott-Rodino Compliance.  Each Party will and the Sellers will cause the Acquired Companies to give any notices to, make any filings with, and use their reasonable best efforts to comply with the applicable filing requirements of the Hart-Scott-Rodino Act and obtain the Third-Party Consents; provided however, in connection with compliance with the Hart-Scott-Rodino Act, no Party will be required to divest any business or assets or otherwise materially change the way such Party does or intends to conduct business. Without limiting the generality of the foregoing, within 10 business days following the date of this Agreement, the Parties will file any Notification and Report Forms and related material that he, she or it may be required to file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Act, will use his, her or its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make (and the Sellers will cause the Company to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.  Parent shall take such actions as are necessary to authorize for listing on the NASDAQ Global Select Market, upon official notice of issuance, all of the Closing Shares.

6.4                               Access.  The Sellers will permit, and the Sellers will cause the Acquired Companies to permit, representatives of Buyer (including legal counsel and accountants) to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Acquired Companies, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Acquired

Companies.  Notwithstanding the foregoing, the Acquired Companies shall not be required to permit Buyer to have access to any information of the Acquired Companies that is subject to attorney-client privilege, competitively sensitive, or any other information the disclosure of which in the reasonable determination of the Company’s Board of Directors would be detrimental to the Business; provided however, before denying access to any such information, such denial shall be approved by the Company’s Board of Directors and Buyer shall be given notice that access to certain information is being denied.

6.5                               Notice of Developments.  Each Party shall give prompt notice to the other Parties of the occurrence or non-occurrence of any event which would likely cause any representation or warranty of such Party contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied. From the date of this Agreement through the Closing Date, the Parties shall have the continuing obligation to promptly supplement the information contained in any Schedule with respect to any matter hereafter arising or discovered, which, if in existence on the date hereof and known on the date of this Agreement, would have been required to be set forth or described in a Schedule. Neither the supplementation of any Schedule pursuant to the obligation in this Section 6.5 nor any disclosure after the date hereof of the untruth of any representation or warranty made in this Agreement shall operate as a cure of the failure to disclose the information, or a cure of any breach of a representation or warranty made herein.

6.6                               Exclusivity.  From the date hereof to the Closing Date, no Seller will (and the Equity Owners will not cause or permit any Seller to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any equity interest or other voting securities, or any substantial portion of the assets, of the Acquired Companies (including any acquisition structured as a liquidation, merger, consolidation, recapitalization, joint venture, strategic alliance, or share exchange), (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing, or (iii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. No Seller will vote their equity interest in favor of any such acquisition. Each Seller will notify Buyer promptly if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.7                               [Reserved]

6.8                               Leases.  The Sellers will not cause or permit any Company Real Estate Lease to be amended, modified, extended, renewed or terminated, except to the extent contemplated by this Agreement, nor shall the Sellers permit any Acquired Company to enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer.

6.9                               Title Insurance and Surveys.

a.                                       Within fourteen (14) business days from the date hereof, the Sellers shall use reasonable efforts to cause the Company to furnish to Buyer current title commitments (collectively, the “Title Commitments”) issued by Chicago Title

Insurance Company (the “Title Company”) together with copies of all exceptions to title referenced therein. Sellers shall use reasonable efforts to cause the Title Commitments to set forth the state of title of the Owned Real Property and the Leased Real Property (together with the Owned Real Property, the “Insured Property”), together with all exceptions or conditions to such title, including, without limitation, all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Insured Properties, which would appear in an owner’s or leasehold owners’ title policy, if issued.

b.                                       Sellers shall use reasonable efforts to cause the Title Commitments to contain the express commitment of the Title Company to issue one or more owners’ or leasehold owners’ title policies (the “Title Policies”) to the Company on the current ALTA Form 2006 in amounts as Buyer may determine not in excess of the fair market value of the Real Property insured thereunder (including all improvements located thereon), subject to the Permitted Encumbrances. Sellers shall use reasonable efforts to cause each Title Policy delivered pursuant to this Agreement to, at Buyer’s election, and to the extent legally permissible and commercially available, (i) insure title to the Insured Properties and all recorded easements benefiting such Insured Properties as of the date of Closing or the recording of any subsequent deed or article of merger, whichever occurs last, (ii) contain an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies, (iii) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (iv) contain an endorsement insuring that the Insured Properties described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such Real Property, (v) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the Real Property, (vi) if the Real Property consists of more than one record parcel, contain a “contiguity” endorsement insuring that all the record parcels are contiguous to one another, (vii) contain a tax parcel endorsement, (viii) contain a “non imputation” endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed “facts known to the insured” for purposes of the policy, (ix) contain an ALTA Form 9.2 comprehensive endorsement and (x) contain an endorsement insuring against loss or damage sustained by the non-availability of utilities. The insurance premium and other costs for each Title Policy shall be a Transaction Expense. The inability of the Title Company to issue a zoning endorsement on a Title Commitment due to a legal non-conforming use of such property shall not be grounds for objection by Buyer so long as the inability of the Title Company to issue such an endorsement is due to immaterial non-compliance with applicable zoning laws and regulations.

c.                                       No later than fourteen (14) business days prior to the Closing Date, the Sellers shall use reasonable efforts to cause the Company to furnish to Buyer copies of a survey of each Insured Property (“Survey”) prepared by a land surveyor licensed in the state in which the Insured Property is located and prepared in accordance with the minimum standard detail requirements for land title surveys as most recently adopted by the American Land Title Association, the American Congress on Surveying and Mapping, and the National Society of Professional Surveyors (2005), including the following Table A optional requirements: 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(b)(2), 7(c), 8, 9, 10, 11(a), 13, 14, and 17, and without limiting the foregoing, is certified to the Company or either Subsidiary and the Title Company, and is in a form and has been certified as of a date satisfactory to the Title Company to delete standard survey exceptions from the Title Commitment.  Each Survey will be approved by Buyer prior to the Closing Date provided that the Surveys do not show any defects, encroachments or encumbrances that would materially affect the ordinary and normal operation of any of the subject properties consistent with historical practices. The cost and expense of the Surveys shall not be a Transaction Expense.

6.10                        Confidentiality; Publicity.  Except as may be required by law, the SEC or the NASDAQ Global Select Stock Market or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior written consent of the other Parties hereto. Except as may be required by law, no press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written approval of the other Parties.

6.11                        Appointment of Representatives.

a.                                       Stephen W. Earp is hereby appointed the agent and attorney-in-fact of ASAP Investors, its respective Seller Members and their respective Individual Owners (the “ASAP Representative”) and Marvin Siegel is hereby appointed the agent and attorney-in-fact of CRG Investors, its respective Seller Members and their respective Individual Owners (the “CRG Representative”)(the ASAP Representative and the CRG Representative may individually be referred to as a “Representative” and collectively as the “Representatives”) for purposes of this Agreement and the Escrow Agreement, and the Buyer Indemnified Parties may rely upon this appointment and the power and authority of the Representative to legally act on behalf of and to bind the Seller Members and Individual Owners that hereby appoint such Representative.  The ASAP Representative and the CRG Representative shall have the sole authority to act on behalf of and to legally bind, respectively, ASAP Investors, its respective Seller Members and their respective Individual Owners, and CRG Investors, its respective Seller Members and their respective Individual Owners for all purposes of this Agreement and the Escrow Agreement, including without limitation pursuant to Articles VIII, IX, X, XI, and XII of this Agreement.  Without otherwise limiting the foregoing, with respect to the ASAP Representative, each of its Seller Members and their respective Individual Owners acknowledge and agree that they shall be legally bound by the representations and warranties set forth in the Sellers’ and Equity Owners’ Article VIII Certificate delivered by the ASAP Representative pursuant to this Agreement. Without otherwise limiting the foregoing, with respect to the CRG Representative, each of its Seller Members and their respective Individual Owners acknowledge and agree that they shall be legally bound by the representations and warranties set forth in the Sellers’ and Equity Owners’ Article VIII Certificate delivered by the CRG Representative pursuant to this Agreement.

b.                                       Each of the Sellers, the Seller Members and the Individual Owners agrees that the foregoing appointment of the Representatives is, subject to the right to substitute a Representative described below, irrevocable.  Each of the Sellers, the Seller Members and the Individual Owners agrees that the foregoing appointment of the Representatives is coupled with an interest and shall survive the incapacity, bankruptcy, insolvency, dissolution or death of any of the Sellers, the Seller Members and the Individual Owners, as the case may be.  In furtherance of the foregoing, each  of the Sellers, the Seller Members and the Individual Owners shall take all such actions as are necessary to bind such Party’s successors, assigns, executors, personal representatives and heirs, as the case may be, to the foregoing appointment of the ASAP Representative or CRG Representative, as the case may be, and each such Party shall indemnify the other Sellers, the Seller Members, the Individual Owners, and the Buyer Indemnified Parties from any losses incurred by them in the event any such successor, assign, executor, personal representative or heir is not bound by the foregoing appointment of the ASAP Representative or CRG Representative, as the case may be.

c.                                       Either Representative may be changed from time to time with the consent of the respective Seller Members that such Representative represents.  Either Representative may resign at any time by giving at least thirty (30) days’ written notice to Buyer, provided that such Representative shall continue to serve until his successor accepts the duties of the ASAP Representative or the CRG Representative, as the case may be.  If a successor Representative is not appointed within twenty (20) days after the resignation, death or incapacity of the then-serving Representative, then such Representative (or his executor or other personal representative) or a majority of the Seller Members that such Representative represents may petition any court of competent jurisdiction for the appointment of a successor Representative.

d.                                       Upon having actual knowledge of the death of an Individual Owner, each Seller and Equity Owner shall use his, her or its reasonable efforts to promptly notify the Buyer of such death.  The obligation described in this Section 6.11(d) shall expire on the third (3rd) anniversary of the Closing Date.

6.12                        Interim Financial Statements.  The Sellers shall cause the Company to provide Buyer as soon as practicable after the end of each calendar month prior to the Closing Date, and in any event no later than 30 days after the end of each calendar month, a consolidated unaudited balance sheet and income statement of the Company as of the end of such month and for that portion of the year then ended which shall be prepared in a manner consistent with the preparation of the statements referenced in Section 3.4(a)(ii).

6.13                        Release.

a.                                       Effective as of the Closing Date, each of the Sellers and all their Equity Owners, on their own behalf and on behalf of their past, present or future Affiliates, heirs, beneficiaries, representatives, successors and assigns (“Seller Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES the Acquired Companies, Parent, and Buyer and each of their respective Affiliates, shareholders, members, partners, and their respective present and former directors, officers, shareholders, employees, successors and assigns (“Seller Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Seller Releasing Parties, whether the same be at law, in equity or mixed, which such Seller Releasing Party ever had, now has, or hereafter can, shall or may have against the Seller Released Parties, in respect of or arising from any and all agreements and obligations incurred on or prior to the Closing, or in respect of or arising from any event occurring or circumstances existing on or prior to the Closing (“Seller Released Claims”); provided, however, that the Seller Released Parties shall not be released from any of their obligations or liabilities to the Seller Releasing Parties (and such obligations and liabilities shall not be Seller Released Claims) related to or arising under (A) this Agreement or any agreement to be executed in connection with the Closing, (B) rights to reimbursement for claims as an employee incurred prior to the Closing under any employee benefit plans, (C) any base salary and normal perquisites accrued as an employee since the last payroll date of any Acquired Company, (D) rights to allocations under Article VI and distributions under Articles VII and X in the Operating Agreement as expressly modified by this Agreement, (E) rights under any written employment agreement existing on the date hereof, or (F) any rights relating to that certain Agreement dated August 31, 2007 between the Company and ASAP Investors regarding a landfill in Kernersville, North Carolina (the “Landfill Agreement”). Without otherwise limiting the foregoing, the Seller Released Parties shall be released from any and all obligations (whether indemnification obligations or otherwise) of any Seller Released Party arising under the 2004 Prior Agreement or the 2007 Prior Agreement, and any such obligations shall be Released Claims.

b.                                       Effective as of the Closing Date, Parent, Buyer, and each Acquired Company, on their own behalf and on behalf of their past, present or future Affiliates, heirs, beneficiaries, representatives, successors and assigns (“Buyer Releasing Parties”)(Seller Releasing Parties and Buyer Releasing Parties may individually be referred to as a “Releasing Party” and collectively as the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES each Seller and Equity Owner and each of their respective Affiliates, shareholders, members, partners, and their respective present and former directors, officers, shareholders, employees, successors and assigns

(“Buyer Released Parties”) (Seller Released Parties and Buyer Released Parties may individually be referred to as a “Released Party” and collectively as the “Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Buyer Releasing Parties, whether the same be at law, in equity or mixed, which such Buyer Releasing Party ever had, now has, or hereafter can, shall or may have against the Buyer Released Parties, in respect of or arising from any and all agreements and obligations incurred on or prior to the Closing, including or in respect of or arising from any event occurring or circumstances existing on or prior to the Closing (“Buyer Released Claims”)(Seller Released Claims and Buyer Released Claims may individually be referred to as a “Released Claim” and collectively as the “Released Claims”); provided, however, (x) that Buyer Released Parties shall not be released from any of their obligations or liabilities to Buyer Releasing Parties (and such obligations and liabilities shall not be Buyer Released Claims) related to or arising under (A) this Agreement or any agreement to be executed in connection with the Closing, (B) allocations under Article VI and distributions under Articles VII and X in the Operating Agreement as expressly modified by this Agreement, (C) any written employment agreement existing on the date hereof, or (D) the Landfill Agreement; (y) without limiting the generality of the foregoing, the Buyer Released Parties shall be released from any and all obligations (whether indemnification obligations or otherwise) of the Buyer Released Parties arising under the 2004 Prior Agreement or the 2007 Prior Agreement, and any such obligations shall be Released Claims; and (z) the Buyer Released Parties do not include Industrial Acquisition Corporation (defined as the “Seller” in the 2004 Prior Agreement) and James W. Knight Jr., Thomas E. Davis, Larry E. Seay and Michael F. Munafo (defined as “Seller’s Shareholders” in the 2004 Prior Agreement) (the foregoing Seller and Seller’s Shareholders may be referred to as the “Non-Released Parties”) and without otherwise limiting the foregoing, the Buyer Released Claims do not include any obligations or liabilities of the Non-Released Parties under the 2004 Prior Agreement or otherwise.

c.                                       Each Releasing Party hereby expressly waives any rights such Releasing Party may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Released Claims which such Releasing Party does not know or suspect to exist in such Releasing Party’s favor at the time of executing this Agreement. Each Releasing Party understands and acknowledges that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the claims released herein, and agrees that the terms of this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts. Should any Releasing Party discover that any fact relied upon in entering into this release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, no Releasing Party shall be entitled to any relief as a result thereof, and the Releasing Parties surrender any rights they might have to rescind this release on any ground. This release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever. Each Releasing Party hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any Released Claim.

d.                                       If any Releasing Party (or an Affiliate thereof) brings any claim, suit, action or manner of action against any Released Party in administrative proceedings, in arbitration or admiralty, at law, in equity, or mixed, with respect to any Released Claim, then such Releasing Party shall indemnify the Released Party in the amount or value of any final judgment or settlement (monetary or otherwise) and any related cost (including, without limitation, reasonable legal fees) entered against, paid or incurred by the Released Party. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in his or her Released Claims.

6.14                        Financing Cooperation.  Prior to Closing, the Sellers shall cause the Acquired Companies to reasonably cooperate, and after Closing, the Sellers shall reasonably cooperate, at Buyer’s or Parent’s expense, in connection with any financings which Parent or Buyer may effect, including (i) the preparation of financial statements and other financial information for the Acquired Companies as may be required to be included in any offering memorandum, prospectus or similar documents relating to any such financings, (ii) participation in meetings with prospective lenders, investors and rating agencies, due diligence sessions, road shows, the preparation of offering memoranda, prospectuses and similar documents and (iii) taking reasonable actions as may be necessary or advisable to consummate such financing transactions as contemplated by any such financings. The Sellers shall cooperate with Buyer and Parent, at Buyer’s or Parent’s expense, in causing the independent registered public accounting firm of the Acquired Companies to take such actions as Buyer or Parent may reasonably request, at Buyer’s or Parent’s expense, in connection with any such financings and the filings under the securities’ laws, including to (i) deliver a consent to the use of its report on the relevant audited financial statements, (ii) deliver a “comfort letter” in a form meeting the requirements of SAS 72 or such other form as may be reasonably requested by Buyer or Parent, (iii) perform a SAS 100 review of any interim financial statements which may be required or desirable, and (iv) participate, at Buyer’s or Parent’s request, in the preparation of any offering memorandum, prospectus or similar document that includes, or incorporates by reference, the foregoing financial information.

6.15                        Directors and Officers’ Indemnification and Insurance.   Prior to the Closing, the Acquired Companies shall purchase run-off extended reporting coverage for a period of up to three (3) years under the Acquired Companies’ existing liability insurance policy covering Directors and Officers Liability, Employment Practices Liability and Fiduciary Liability; provided, however, such extended coverage shall not exceed 250% of the premium for the Acquired Companies’ existing coverage for such risks.

6.16                        Cooperation of Buyer.   Whenever this Agreement requires the Sellers or the Equity Owners to cause or permit the Acquired Companies (or any of them) to take any action or refrain from taking any action, Parent and Buyer shall cooperate with the Sellers and the Equity Owners in connection with taking such action or refraining from taking such action, including providing or obtaining all necessary approvals or consents that may be required under the Organizational Documents of the Acquired Companies.  Unless such expense is expressly described as a Buyer or Parent expense, any expense related to matters described in Sections 6.2, 6.4, 6.12, 6.14, 6.15 and 6.16 shall be an expense of the Acquired Companies and not a Transaction Expense, except to the extent the Sellers or the Equity Owners incur professional fees for advice relating to their respective obligations under such sections and the preparation of Schedules or Exhibits to this Agreement.

ARTICLE VII – POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

7.1                               General.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article X below).

7.2                               Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Acquired Company, the Parties will reasonably cooperate with him, her, or it and his, her or its counsel in the contest or defense, reasonably make available his, her or its personnel, and provide such testimony and access to his, her or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article X below).

7.3                               Closing Date Audit; Allocations; Distributions.

a.                                       Following the Closing, the Parties shall cooperate to cause the Acquired Companies’ to prepare audited Financial Statements as of the Closing Date with the audit to be done by the Acquired Companies’ regular outside accountants (“Closing Date Audit”), at the expense of Buyer and Parent.

b.                                       Following the completion of the Closing Date Audit, and subject to the provisions of this Section 7.3, Buyer shall cause the Company to make, with respect to the operations of the Acquired Companies up to and including the Closing Date (i) allocations of Net Income (as defined in the Operating Agreement) and other items to be allocated as provided in Article VI of the Operating Agreement, and

(ii) distributions of Free Cash Flow (as defined in the Operating Agreement) as provided in Article VII of the Operating Agreement, including (without limitation) partial distributions relating to the Company’s fiscal quarter ended March 31, 2008.   Within five (5) days after the completion of the Closing Date Audit and subject to Sections 7.5 and 10.6 hereof, the Parties shall determine the Free Cash Flow (the “Stub Period Free Cash Flow”) for the period commencing January 1, 2008 and ending on the Closing Date (the “Stub Period”).  The determination of the Stub Period Free Cash Flow in accordance with this Section 7.3 shall be made in a manner consistent with the Parties’ prior practice in determining Free Cash Flow.  For purposes of clarification, any accruals made on or prior to the Closing Date shall be appropriately adjusted to reflect facts known at the time the Stub Period Free Cash Flow is determined.  Within five (5) business days following the determination of the Stub Period Free Cash Flow, the Company shall distribute, and Buyer shall cause the Company to distribute, to ASAP Investors and CRG Investors 50% and 25%, respectively, of the Stub Period Free Cash Flow, less any amounts relating to the Stub Period previously distributed pursuant to the Operating Agreement.  For federal and state income tax return reporting purposes, the Acquired Companies shall report profits or losses during the Stub Period based upon a closing of the books as of the Closing Date and not a pro rata allocation based on the Acquired Companies’ operations following the Closing.

7.4                               Non-Disclosure, Non-Solicitation, Non-Competition, and Other Covenants.

a.                                       Recitals.  As a material inducement to Buyer and Parent to enter into this Agreement and for Buyer and Parent to consummate the transactions contemplated by this Agreement and to pay Sellers the purchase price as provided in Article II above, each Seller and each Equity Owner makes the covenants in this Section 7.4. Each Seller and each Equity Owner acknowledges that (i) in the absence of the covenants in this Section 7.4, neither Buyer nor Parent would have entered into this Agreement and Buyer would not have purchased the Membership Interest, and (ii) the covenants in this Section 7.4 are separate, divisible and distinct covenants given individually by each Seller and each Equity Owner for the benefit of Buyer, Parent and the Acquired Companies (collectively, the “Protected Parties”) and are assignable by the Protected Parties to the extent provided in Section 7.4(k). Each Equity Owner further acknowledges that, as the direct and indirect owners of Sellers, they have benefited, directly or indirectly, as a result of the payment to the Sellers by Buyer and Parent of the purchase price for the Membership Interest in accordance with Article II above.

b.                                       Non-Disclosure of Confidential Information.

i.                                         Each Seller and each Equity Owner acknowledges that he, she or it has been privy to Confidential Information and for the benefit of the Protected Parties, each Seller and each Equity Owner covenants and agrees that, during the Applicable Term, he, she or it shall:

a)                                      not use, divulge or disclose, directly or indirectly, (other than to their respective advisors who are subject to the same duty of confidentiality as the Sellers and Equity Owners are) any Confidential Information (unless disclosure is required by law or compelled by judicial or administrative process or required for a Party to enforce its rights under this Agreement or the agreements to be entered into at the Closing) for any purpose whatsoever; and

b)                                      take reasonable security precautions, to protect the Confidential Information that is in their possession or in the possession of their officers, directors, employees, agents, or advisors, from disclosure and to keep it confidential, including without limitation, providing reasonable protection from theft, unauthorized duplication or discovery, and reasonably restricting access to the Confidential Information.

ii.                                     In the event that disclosure to a third party is required by applicable law during the Term, each Seller and each Equity Owner agrees to promptly notify the Parent, on behalf of the Protected Parties (unless notification is prohibited by law), of such requirement to afford the Protected Parties, at their expense, the opportunity to seek a protective order or other injunctive relief prior to disclosure. Each Seller and each Equity Owner agrees to reasonably cooperate with the Protected Parties in pursuit of such relief.

c.                                       Covenants against Competition.  For the benefit of the Protected Parties, each Seller and each Equity Owner covenants and agrees that during the Applicable Term, he, she or it shall not, directly or indirectly:

i.                                         Have any ownership interest (as an owner, sole proprietor, shareholder, partner, member, joint venturer, or otherwise) in any Person engaged in any business that competes, directly or indirectly, with the Protected Business of any Acquired Company in the Territory unless such ownership interest is a passive investment whereby the Seller or Equity Owner acquires or holds no more than an aggregate of 5% of the publicly traded securities of a corporation or other legal entity whose securities are traded on the NASDAQ Global Market, NASDAQ Global Select Market, the New York Stock Exchange or the American Stock Exchange; or

ii.                                     Invest in or otherwise provide or make financing available to any Person engaged in any business that competes, directly or indirectly, with the Protected Business of any Acquired Company in the Territory unless such investment is a passive investment whereby the Seller or Equity Owner acquires or holds no more than an aggregate of 5% of the publicly traded securities of a corporation or other legal entity whose securities are traded on the NASDAQ Global Market, NASDAQ Global Select Market, the New York Stock Exchange or the American Stock Exchange; or

iii.                                 Engage in, own or operate any business that competes, directly or indirectly, with the Protected Business of any Acquired Company in the Territory; or

iv.                                    Perform services as a consultant, employee, officer, director, independent contractor, or otherwise, for or with any Person engaged in any business that competes, directly or indirectly, with the Protected Business of any Acquired Company in the Territory;

provided, however, nothing herein shall prevent a Seller or an Equity Owner from having a personal or non-competitive business relationship with any third party.

d.                                       Covenants against Solicitation or Doing Business with a Scrap Customer or Supplier of an Acquired Company.  For the benefit of the Protected Parties, each Seller and each Equity Owner covenants and agrees that during the Applicable Term, he, she or it shall not, directly or indirectly, as owner (sole proprietor, shareholder, partner, member, joint venturer, or otherwise), employee, consultant, officer, director, lender, or in any other capacity, for himself, herself or itself or on behalf of any other Person, attempt to or actually (i) enter into any Protected Business transaction with a Scrap Customer or Supplier of an Acquired Company in the Territory, or (ii) otherwise solicit any Protected Business transaction with a Scrap Customer or Supplier of an Acquired Company in the Territory for the purpose of or otherwise having the effect of competing with an Acquired Company for the Protected Business of a Scrap Customer or Supplier of an Acquired Company or reduce the level of services provided by an Acquired Company for such Scrap Customer or Supplier of an Acquired Company.  For purposes of this Agreement, a “Scrap Customer or Supplier of an Acquired Company” means any one or more of the following:

i.                                         any Person that engaged in the Protected Business with any Acquired Company within the one (1) year period preceding the Closing Date;

ii.                                     any Person that engaged in the Protected Business with any Acquired Company within the two (2) year period preceding the Closing Date; or

iii.                                 any Person that, as of the Closing Date, is a current customer of, or supplier to, the Protected Business of any Acquired Company.

e.                                       Exceptions to Noncompetition and Nonsolicitation of Scrap Customers or Suppliers.  Notwithstanding anything contained in Section 7.4 to the contrary, the provisions of Section 7.4(c) and 7.4(d):  (i) shall not apply to any Protected Business described or otherwise identified on Exhibit C hereto but only to the extent provided therein; and (ii) are limited with respect to the Griffin and Gordon Individual Owners as provided in Exhibit C.

f.                                         Covenants as to Employees of the Acquired Companies.  During the Applicable Term, each Seller and each Equity Owner shall not, directly or indirectly, on their own behalf, or in the service of or on behalf of any Person, or in any capacity whatsoever (including without limitation as an owner, sole proprietor, shareholder, partner, member, consultant, employee, officer, director, independent contractor, joint venturer, or otherwise), and in connection with any business that competes, directly or indirectly, with the Protected Business of any Acquired Company in the Territory, solicit for hire, hire or cause to be hired any individual who:

i.                                         was an employee of any Acquired Company at any time during the one (1) year period preceding the Closing Date; or

ii.                                     is employed by any Acquired Company as of the Closing Date.

g.                                      Duration.  The duration of the covenants of each Seller and each Equity Owner set forth in this Section 7.4 shall be extended with respect to a Seller (but not with respect to any other Seller) or an Equity Owner (but not with respect to any other Equity Owner) by any period of time during which such Seller or Equity Owner is in violation of such covenants.

h.                                      Consideration.  In consideration for each Seller’s and each Equity Owner’s covenants contained in this Section 7.4, Buyer and Parent shall enter into this Agreement, shall consummate the purchase of the Membership Interest and pay to Sellers the purchase price as set forth in this Agreement.

i.                                         Reasonableness of Restrictions.

i.                                         Each Seller and each Equity Owner represents and warrants that he, she or it has carefully read and considered the provisions of this Section 7.4 and, having done so, agrees that the restrictions set forth in this Section 7.4, including, but not limited to, the time period of restriction and geographical areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of Protected Parties.

ii.                                     The parties in no way intend to include a provision that contravenes public policy. The parties intend that the covenants and restrictions or any portions thereof contained in this Agreement be severable, divisible, and distinct and that they be given meaning and effect separately, together, or in any combination thereof. The parties first intend and authorize a court to rewrite this Section 7.4 to allow for this Section 7.4 to be enforced to the maximum extent permitted by law. Further, the parties authorize a court to “blue pencil” the language in this Section 7.4 such that the covenants agreed to by each Seller and each Equity Owner are enforced to the maximum extent permitted by law. The parties further intend that should any one or more of such covenants or restrictions (or any part thereof) be determined by a court to be invalid or unenforceable, the remaining covenant or covenants and remaining restriction or restrictions, being severable and divisible, shall be fully enforceable and binding obligations of each Seller and each Equity Owner. In addition, and without limiting the foregoing, in the event a court determines that any of the terms, provisions, or covenants contained in this Section 7.4 are unenforceable, a court may limit the application of any such term, provision, or covenant and proceed to enforce this Section 7.4 as so limited or modified.

j.                                         Remedies for Breach of Covenants.  Each Seller and each Equity Owner acknowledges and agrees that the injury the Protected Parties would suffer in the event of a breach of this Section 7.4 would be irreparable and not adequately compensated by monetary damages alone. Thus, in the event of a breach or threatened or intended breach of this Section 7.4 by a Seller or an Equity Owner, the Protected Parties are entitled to seek and obtain injunctions, both temporary and final, enjoining and restraining such breach or threatened or intended breach. The Protected Parties may further assert such claims, including any claims available under statutory or common law, as they may have against a Seller or an Equity Owner for damages resulting from their breach of this Section 7.4. If the Protected Parties prevail in whole or in part in obtaining any such relief, the Protected Parties shall be entitled to be reimbursed by the breaching party for the reasonable expenses associated with such litigation, including reasonable attorneys’ fees, expert witness fees, costs and other expenses. The limitations on a Seller’s or Equity Owner’s liability set forth in Sections 10.1(e) and 10.2 shall not apply to limit, restrict, or modify (i) a Seller’s or Equity Owner’s liability under this Section 7.4, or (ii) the rights and remedies of the Protected Parties under this Section 7.4.

k.                                     Assignment.  This Section 7.4 and the covenants of each Seller and each Equity Owner herein shall be binding upon each Seller’s and each Equity Owner’s respective successors and shall inure to the benefit of the Protected Parties’ permitted successors and assigns and without limiting the foregoing, this Section 7.4 and the covenants of each Seller and each Equity Owner in this Section 7.4 may be assigned by the Protected Parties without the consent of any Seller or any Equity Owner to the extent all or a substantial part of the Protected Business of the Acquired Companies is assigned or otherwise transferred and the obligations of each Seller and each Equity Owner shall be fully enforceable by the assignee or the transferee; provided, further, that the Protected Parties shall provide notice to the Representatives of such assignment or transfer within a reasonable period of time thereafter.

l.                                         Termination of Prior Covenant.  For purposes of clarification, and without otherwise modifying Section 6.13 of this Agreement, immediately as of the Closing, none of the Sellers or Equity Owners will have any on-going obligations or restrictions under Section 2.4 or 8.8 of the Operating Agreement (and those sections shall be superseded by the terms of this Section 7.4).

7.5                                       Performance Bonuses.  The Acquired Companies shall pay performance bonuses (the “Performance Bonuses”) to certain employees and officers of the Acquired Companies on or before two and one-half (2½) months after the Closing Date.  The Performance

Bonuses shall be accrued as a pre-closing expense of the Acquired Companies, which expense shall be reflected in the determination of Stub Period Free Cash Flow described in Section 7.3.  Those individuals included within the definition of “Knowledge” shall determine in good faith, and obtaining the approval of the Buyer (and such approval shall not be unseasonably withheld or delayed), the eligibility of individuals and amounts payable thereto.  No third party beneficiaries are intended hereby.

ARTICLE VIII – CONDITIONS TO OBLIGATION TO CLOSE

8.1                               Conditions to Buyer’s and Parent’s Obligation.  The obligation of Buyer and Parent to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

a.                                       the representations and warranties of the Sellers and the Equity Owners contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except (i) for changes specifically permitted by this Agreement, (ii) those representations and warranties which address matters as of a particular date shall remain true and correct as of such date, and (iii) those representations and warranties which by their terms are qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects;

b.                                       the Sellers shall have performed and complied with all their covenants hereunder in all material respects through the Closing;

c.                                       the Sellers shall have procured all the Third-Party Consents;

d.                                       no Proceeding shall be pending or Threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

e.                                       each of the Representatives, on behalf of all the respective parties they represent, and the estate of any deceased Individual Owner (if any), shall have delivered to Buyer a certificate (“Sellers’ and Equity Owners’ Article VIII Certificates”) to the effect that each of the conditions specified in Sections 8.1(a)-(d) and Section 8.1(h) is satisfied in all respects;

f.                                         all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

g.                                      the Sellers shall have procured a payoff letter from Wachovia Bank, National Association, as Administrative Agent under the Credit Agreement, indicating the amount necessary to pay in full the amounts outstanding under the Credit Agreement at Closing (“Payoff Letter”) together with all necessary releases of, or covenants to release, mortgages and security interests arising thereunder;

h.                                      since the date of this Agreement, the Acquired Companies shall not have incurred Company Debt for Borrowed Money other than pursuant to the Credit Agreement and in the Ordinary Course of Business or to the extent such incurrence received Super Board Approval; provided, further, that the approval of the acquisition of assets (including capital equipment, real estate and the stock of another company) by Super Board Approval shall be deemed to have been Super Board Approval of any incurrence of Company Debt for Borrowed Money to fund such acquisition pursuant to the Credit Agreement;

i.                                         the Sellers and Equity Owners shall have delivered all the documents, instruments, agreements and other items to be delivered by them as set forth in Article IX;

j.                                         Buyer shall have received from counsel to each Seller a legal opinion substantially in form and substance as set forth in Exhibit D attached hereto (“Seller’s Legal Opinion”), addressed to Buyer and Parent, and dated as of the Closing Date;

k.                                     the Company shall have received the resignations, effective as of the Closing, of each member of the Board of Directors of each Acquired Company who is an Equity Owner (“Resignations”);

l.                                         all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

m.                                   Buyer shall have received the Title Commitments in the form and substance necessary for the issuance of the Title Policies as required by this Agreement and the Real Estate Purchase Agreements;

n.                                      Buyer shall have received the Surveys in the form and substance necessary for the issuance of the Title Policies as required by this Agreement and the Real Estate Purchase Agreements;

o.                                       the “Closing,” as defined in the Real Estate Purchase Agreements, shall have occurred with respect to all the Real Estate Purchase Agreements;

p.                                       the Representatives shall have delivered to Buyer an officer’s, members’ or manager’s certificate (“Sellers’ Resolutions Certificates”), as the case may be, of the Sellers, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: the resolutions of the members or managers of the Sellers, as the case may be, approving of this Agreement and authorizing the execution of this Agreement by a duly authorized representative of each Seller; and

q.                                       since the date of this Agreement, there has not occurred a Material Adverse Effect.

Buyer may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing. With respect to the “Closing” condition in Section 8.1(o) above, Buyer may waive the “Closing” on any of one or all of such “Closings.”

8.2                               Conditions to the Sellers’ and the Equity Owners’ Obligations.  The obligation of the Sellers and the Equity Owners to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

a.                                       the representations and warranties of Buyer and the Parent contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except (i) for changes specifically permitted by this Agreement, (ii) those representations and warranties which address matters as of a particular date shall remain true and correct as of such date, and (iii) those representations and warranties which by their terms are qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects;

b.                                       Buyer and Parent shall have performed and complied with all their covenants hereunder in all material respects through the Closing;

c.                                       no Proceeding shall be pending or Threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

d.                                       Buyer shall have delivered to the Representatives a certificate of Parent and Buyer (“Buyer’s Article VIII Certificate”) to the effect that each of the conditions specified above in Sections 8.2(a)-(c) is satisfied in all respects;

e.                                       all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

f.                                         Parent and Buyer shall have delivered all the documents, instruments, agreements and other items to be delivered by them as set forth in Article IX;

g.                                      the Representatives shall have received from counsel to Buyer and Parent a legal opinion substantially in form and substance as set forth in Exhibit E attached hereto (“Buyer’s Legal Opinion”), addressed to the Sellers and Equity Owners, and dated as of the Closing Date;

h.             all actions to be taken by Buyer and Parent in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller’s Representative; and

i.              Buyer shall have delivered to the Representatives officer’s certificates (“Buyer’s Resolutions Certificates”) of Buyer and Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Representatives, as to: the resolutions of the member of Buyer and the Board of Directors of the Parent approving this Agreement and authorizing the execution of this Agreement by a duly authorized officer of Buyer and Parent.

The Representatives may waive any condition specified in this Section 8.2 if each of them executes a writing so stating at or prior to the Closing.

ARTICLE IX – CLOSING

9.1          Closing.  The closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Barrett & McNagny, LLP, 215 E. Berry St., Fort Wayne, IN 46802, at 10 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or at such other time and place as the Parties may mutually determine (“Closing Date”).  Unless the Parties otherwise agree in writing, the Closing shall be effective as of the close of business on the Closing Date.

9.2          Deliveries at Closing by Buyer.  At the Closing, Buyer shall take the following action and deliver or cause to be delivered the following:

a.             The Cash Amount, by wire transfer of immediately available funds to the Sellers in the proportions set forth opposite their names as provided in Schedule 2.2;

b.             769,231 shares of the Parent Common Stock (“Escrow Shares”) to the Escrow Agent, pursuant to the provisions of the Escrow Agreement and as provided in Schedule 2.2;

c.             To the Individual Owners in relative proportions set forth in Schedule 2.2, that number of shares of Parent Common Stock equal to the number of Closing Shares less the Escrow Shares;

d.             The Buyer’s Article VIII Certificate, provided that, solely for purposes of this Section 9.2, such certificate may give full effect to any disclosures made pursuant to Section 6.5 for purposes of reaffirming the representations and warranties of Buyer and Parent as of the Closing Date;

e.             cash, by wire transfer of immediately available funds, of an amount sufficient to repay all amounts outstanding under the Credit Agreement;

f.              Executed copies of the Buyers’ Resolutions Certificates; and

g.             Such other instruments or documents to be executed by Parent or Buyer as may be necessary or reasonably requested by the Sellers to carry out the transactions contemplated hereby.

9.3          Deliveries at Closing by the Sellers.  At the Closing, the Sellers shall take the following action and deliver or cause to be delivered the following:

a.             an assignment, in form and substance reasonably acceptable to Buyer assigning all the Membership Interest to Buyer;

b.             each Representative, on behalf of all the respective parties they represent, shall deliver to Buyer a Sellers’ and Equity Owners’ Article VIII Certificate, provided that, solely for purposes of this Section 9.3, such certificates may give full effect to any disclosures made pursuant to Section 6.5 for purposes of reaffirming the representations and warranties of the Sellers and the Equity Owners as of the Closing Date;

c.             Executed copies of the following: Resignations and Sellers’ Resolutions Certificates; and

d.             Such other instruments or documents to be executed by the Sellers or the Equity Owners as may be necessary or reasonably requested by Buyer to carry out the transactions contemplated by this Agreement.

9.4          Closing Agreements.  At the Closing, the applicable Parties shall execute, acknowledge and deliver the following: (i) the Shareholders Agreement, and (ii) the Escrow Agreement.

ARTICLE X – REMEDIES FOR BREACHES OF THIS AGREEMENT

10.1        Agreement to Indemnify.

a.             The Sellers and the Equity Owners jointly and severally agree to indemnify and hold Buyer and Parent (and after the Closing, the Acquired Companies) and their respective shareholders, members, directors, officers, and employees (“Buyer Indemnified Parties”) harmless from and against the aggregate of all expenses (including reasonable attorney and other professional fees and expenses and court costs), losses, costs, judgments, deficiencies, diminution in value, liabilities and damages (collectively, “Losses”) arising out of or resulting from (x) any breach of a representation or warranty made by the Sellers or the Equity Owners in or pursuant to this Agreement, (y) any breach of the covenants or agreements made by the Sellers or the Equity Owners in or pursuant to this Agreement, and (z) any inaccuracy in any certificate delivered by the Representatives pursuant to this Agreement.

Notwithstanding the foregoing provisions of Section 10.1(a), the following limitations shall apply:

i.                                         If a Buyer Indemnified Party suffers a Loss as a result of any breach of a representation or warranty in or pursuant to Article IVA of this Agreement (including any certificate related thereto) made by ASAP Investors and/or by an Equity Owner of ASAP Investors, such Buyer Indemnified Party shall be indemnified jointly and severally by all of ASAP Investors and each Equity Owner of ASAP Investors, but such Buyer Indemnified Party shall have no right to indemnification from CRG Investors or any Equity Owner of CRG Investors.

ii.                                     If a Buyer Indemnified Party suffers a Loss as a result of any breach of a representation or warranty in or pursuant to Article IVB of this Agreement (including any certificate related thereto) made by CRG Investors and/or an Equity Owner of CRG Investors, such Buyer Indemnified Party shall be indemnified jointly and severally by all of CRG Investors and each Equity Owner of CRG Investors, but such Buyer Indemnified Party shall have no right to indemnification from ASAP Investors or any Equity Owner of ASAP Investors.

iii.                                 If a Buyer Indemnified Party suffers a Loss as a result of (i) any breach of a representation or warranty made by the Equity Owners in or pursuant to Article IVC of this Agreement (including any certificate related thereto), or (ii) any breach of the covenants or agreements made by the Equity Owners in or pursuant to this Agreement, such Buyer Indemnified Party shall be indemnified (A) in the case of a breach by a Seller Member, jointly and severally by the breaching Seller Member and each Individual Owner of such Seller Member, but such Buyer Indemnified Party shall have no right to indemnification from the Sellers, the other Seller Members or their respective Individual Owners, and (B) in the case of a breach by an Individual Owner, solely by the breaching Individual Owner, but such Buyer Indemnified Party shall have no right to indemnification from the Sellers, any Seller Members or any other Individual Owner.

iv.                                    In the event that at or prior to the Closing, any of Danny Rifkin, Grant Schultz, Gary Rohrs or John Marynowski has actual knowledge that the Sellers or the Equity Owners breached any representation or warranty made by them in Article III of this Agreement, then Parent and Buyer (on behalf of any and all Buyer Indemnified Parties) waive their rights to seek indemnification for any Losses arising out of such breach and Parent and Buyer acknowledge that, to the extent of such actual knowledge, they did not rely upon such representation or warranty made by the Sellers and the Equity Owners.

b.             The Sellers and the Equity Owners jointly and severally agree to indemnify and hold Buyer Indemnified Parties harmless from and against all Losses arising out of or resulting from (i) all Transaction Expenses and (ii) all Environmental, Health, and Safety Liabilities incurred by any Buyer Indemnified Party as a result of a Third Party Claim that Hazardous Materials are present at or have been Released to or from that portion of the Company Owned Real Property located in Winston-Salem, North Carolina (A) being considered by the North Carolina Department of Transportation for acquisition of additional right of way for U.S. Highway 52 or for construction of roadway improvements following therefrom or (B) being formerly owned by Virginia-Carolina Chemical Company or (C) being formerly owned by Carolina Ore Company or (D) being the Bowen Branch, regardless of the source of such Hazardous Materials.  Notwithstanding the foregoing, with regard to the Company Owned Real Property described in subparagraph (D), the indemnification provided by this Section 10.1(b)(ii) shall not apply to Third Party Claims for Hazardous Materials present or Released as a result of the operation of normal scrap operations at such Company Owned Real Property.  After the third (3rd) anniversary of the Closing Date, Parent and Buyer shall, and shall cause any other Buyer Indemnified Parties to, seek indemnification pursuant to Section 10.1(b)(ii) first from ASAP Investors and its direct and indirect Equity Owners prior to seeking indemnification from CRG Investors and its direct and indirect Equity Owners.

c.             Parent and Buyer jointly and severally agree to indemnify and hold the Sellers and the Equity Owners and their respective shareholders, members, directors, officers, and employees (“Seller Indemnified Parties”) harmless from and against all Losses arising out of or resulting from (i) any breach of a representation or warranty made by Parent or Buyer in or pursuant to this Agreement, (ii) any inaccuracy in any certificate delivered by Parent or Buyer pursuant to this Agreement, and (iii) any breach of the covenants or agreements made by Parent or Buyer in or pursuant to this Agreement.

d.             For purposes of determining whether a representation or warranty contained in Article III has been breached, any references therein to “materiality” or a “Material Adverse Effect” shall be considered in such determination.  In the event any such representation or warranty qualified by “materiality” or a “Material Adverse Effect” has been breached, the parties’ indemnification obligations and the calculation of Losses shall be determined as if all references to “materiality” or a “Material Adverse Effect” were removed from such representation and warranty, other than the representations and warranties in Section 3.27, and the provisions of Section 10.1(e) shall apply.

e.             Notwithstanding the foregoing provisions in this Article X, except in the case of fraud or intentional misrepresentation, no claim for Losses arising under Sections 10.1(a) and 10.1(c), other than those Losses arising from any breach of representation or warranty in Sections 3.1, 3.2, 3.6(a), 3.6(c), 3.12, 4A.1, 4A.2, 4A.3, 4A.4, 4B.1, 4B.2, 4B.3, 4B.4, 4C.1, 4C.2, 4C.3, 5.1, 5.2, 5.3 and 5.4 (“Excluded Representations”), shall be asserted by a Buyer Indemnified Party or by a Seller Indemnified Party, respectively, until the aggregate of all such Losses suffered by the Buyer Indemnified Parties on the one hand, and the Seller Indemnified Parties on the other hand, exceeds the sum of $5,000,000 (the “Deductible Amount”) in which case the parties entitled to indemnification shall be entitled to only the amount of their aggregate Losses in excess of the Deductible Amount. Pursuant to this Section 10.1, except in the case of fraud or intentional misrepresentation, the maximum aggregate amount recoverable by Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, with respect to Losses arising from a claim under Sections 10.1(a), 10.1(b)(ii) and 10.1(c) (other than the Excluded Representations) shall be $25,000,000 with respect to the Buyer Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand.

10.2        Survival.  Each of the representations and warranties made by Parties in this Agreement or pursuant hereto shall survive for two years after the Closing Date, except (i) the representations and warranties of Sellers and the Equity Owners contained in Sections 3.1, 3.2, 4A.1, 4A.2, 4A.3, 4A.4, 4B.1, 4B.2, 4B.3, 4B.4, 4C.1, 4C.2, 4C.3, 5.1, 5.2, 5.3 and 5.4. shall survive indefinitely, (ii) the representations and warranties in Sections 3.6(a), 3.6(c) and 3.20 shall survive for three (3) years after the Closing Date, (iii) the indemnification obligations arising under Section 10.1(b)(ii) shall survive for five (5) years after the Closing Date, and (iv) the representations and warranties in Sections 3.12 and 3.14 shall survive indefinitely unless a statute of limitations applies to claims of third parties in which case, with respect to such claims, such representations and warranties shall expire sixty days following the expiration of the applicable statute of limitations (including extensions thereof).  No claim for the recovery of Losses from any breach of representation or warranty may be asserted after such representations and warranties expire; provided, however, that claims first asserted in writing within the applicable period shall survive until finally resolved without possibility of appeal. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. All covenants and agreements in this Agreement shall survive Closing until fully performed.

10.3        Defense of Third Party Claims.  With respect to each third party claim, including claims of a Governmental Body, with respect to any matter that may give rise to a claim for indemnification against any other Party pursuant to this Article X (“Third Party Claim”), the party seeking indemnification (“Indemnified Party”) shall give prompt written notice to the indemnifying party (“Indemnifying Party”) of the Third Party Claim, provided that failure to give such notice promptly shall not relieve or limit the obligations of the Indemnifying Party except to the extent the Indemnifying Party is materially prejudiced thereby. Except for Third Party Claims arising in whole or in part from Environmental Laws, if the remedy sought in the Third Party Claim is solely money damages and the Indemnifying Party agrees in writing to pay the claim without regard to any indemnity limitations herein and reasonably demonstrates that it has the financial capacity to pay for such Third Party Claim or if the Indemnified Party otherwise permits, then the Indemnifying Party, at its sole cost and expense, may, upon notice to the Indemnified Party, within thirty (30) days after the

Indemnifying Party receives written notice of the Third Party Claim, of its acknowledgement of liability for the claim and desire to assume the defense thereof, assume the defense of the Third Party Claim. The Indemnifying Party shall have the right to assume the defense of Third Party Claims arising in whole or in part from Environmental Laws or the generation, transportation, storage, disposal, handling or other disposition of Hazardous Materials without regard to whether the claim is solely for money damages if the Indemnifying Party agrees in writing to pay the claim without regard to any indemnity limitations herein and reasonably demonstrates that it has the financial capacity to pay for such Third Party Claim. If it assumes the defense of a Third Party Claim, then the Indemnifying Party shall give written notification to the Indemnified Party of its election to defend the claim and its acknowledgement of liability for the claim and shall have sole control over, and shall assume all expenses with respect to, the defense or settlement of such claim, provided, however, that (i) the Indemnified Party shall be entitled to participate in (but not control) the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such claim, if pursuant to or as a result of such settlement, an operations and maintenance plan, deed restriction, environmental covenant, injunction or other equitable relief would be imposed against the Indemnified Party. The Indemnifying Party shall, to the extent reasonably practicable, provide the Indemnified Party with thirty (30) days prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim.  Subject to the exception for Third Party Claims arising in whole or in part from Environmental Laws or the generation, transportation, storage, disposal, handling or other disposition of Hazardous Materials, with respect to Third Party Claims in which the remedy sought is not solely money damages and the Indemnified Party does not permit the Indemnifying Party to assume the defense, the Indemnifying Party shall, upon notice to the Indemnified Party within fifteen (15) days after the Indemnifying Party receives notice of the Third Party Claim, be entitled to participate in the defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any Third Party Claim in accordance with the terms of this Section 10.3, then the Indemnifying Party shall be entitled to participate in the defense with its own counsel at its own expense but shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim. The Parties shall cooperate in the defense of any Third Party Claim and the relevant records of each Party shall be made available on a timely basis.

10.4        Payment of Indemnification Claims against Sellers and Equity Owners.  Prior to termination of the Escrow Agreement, Buyer Indemnified Parties’ claims for indemnification shall first be settled by making a claim with the Escrow Agent pursuant to the Escrow Agreement.  To the extent that the remaining value of the ASAP Escrow Fund and the CRG Escrow Fund (as such terms are defined in the Escrow Agreement) is less than the amount of any such claim, Buyer Indemnified Parties’ may seek indemnification from the applicable indemnifying parties for the difference.  The provisions of the Escrow Agreement shall govern the determination of the number of shares of Parent Common Stock to be released from the Escrow Amount in connection with any claims by a Buyer Indemnified Party.

10.5        Third Party Indemnification; Subrogation.   Following the Closing, Parent and Buyer shall cause the Acquired Companies first to use their reasonable efforts to pursue applicable remedies against insurance companies (including real estate title companies) who provided insurance (including real estate title insurance), prior to pursuing indemnification under this Article X; provided however, Parent and Buyer may pursue indemnification under this Article X to recover and be reimbursed for their reasonable legal fees and other reasonable expenses incurred in pursuing their remedies against the insurance companies; provided, further, Parent and Buyer shall provide the Representatives with reasonable periodic updates of such costs incurred.  Proceeds received in connection with any such insurance policies shall reduce the amount of Losses otherwise subject to indemnification under this Agreement.  To the extent the Sellers or Equity Owners have paid an indemnification claim under this Agreement, they shall be subrogated to the rights of the applicable Buyer Indemnified Parties against any person or entity with respect to the subject matter of such indemnification claim, provided no such subrogation claim may be made against an Acquired Company, the Buyer, or the Parent.  The foregoing provisions of this Section shall not prohibit Buyer from providing a notice of a claim against the Sellers or the Equity Owners pursuant to the Escrow Agreement prior to resolution of such claim.

10.6        Indemnification Accounted for in Distributions. The Buyer Indemnified Parties shall not have a claim against any of the Sellers or Equity Owners pursuant to this Agreement in respect of

a.             a breach of any covenant, representation or warranty, or

b.             any indemnification obligation, of the Sellers or Equity Owners contained in this Agreement,

if, and only to the extent that, the subject matter of any such breach or indemnification obligation has been identified (by description and dollar amount) and has been expressly taken into account (as evidenced by spreadsheets, work papers and other similar documentation used and agreed to by Buyer and the Sellers to determine the Stub Period Free Cash Flow described in Section 7.3, and only to the extent such spreadsheets, work papers, or other similar documentation expressly refer to this Section 10.6 in identifying and quantifying such amount) in the determination of the Stub Period Free Cash Flow described in Section 7.3.  By way of illustration, any expense actually incurred or accrued with respect to an expense expected to be incurred, with respect to any such breach or indemnification obligation that reduces the amount of the Stub Period Free Cash Flow, and is identified in Schedule 10.6, shall be considered expressly taken into account.

10.7        Exclusive Remedy.  Parent and Buyer acknowledge and agree that, from and after the Closing, the sole and exclusive remedy for monetary damages of Parent, Buyer, the Acquired Companies or any other Buyer Indemnified Party with respect to any and all claims relating to the subject matter of this Agreement and the agreements contemplated by this Agreement (other than the Shareholders Agreement and the Escrow Agreement and, and the transactions contemplated hereby and thereby shall be pursuant to the provisions of Article X of this Agreement; provided, however, this limitation shall not apply in the case of fraud or intentional misrepresentation by the Sellers or the Equity Owners.

ARTICLE XI – TAX MATTERS

11.1        Tax Indemnification.  The Sellers and Equity Owners shall jointly and severally indemnify each of Buyer Indemnified Parties and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of each Acquired Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (ii) any Taxes arising as a result of the payment of any “excess parachute payments” as defined in Section 280G of the Code made in connection with the transactions contemplated by the Agreement.

11.2        Tax Periods Ending on or before Closing Date.  The Sellers and Buyer shall jointly prepare or cause to be prepared and file or cause to be filed all Tax Returns (and any related Schedule K-1s) for each Acquired Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. The Sellers and Buyer shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to them for such periods.

11.3        Cooperation on Tax Matters.

a.             The Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees (A) to retain all books and records with respect to Tax matters pertinent to each of the Acquired Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Company or the Representatives, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other Party to take possession of such books and records.

b.             The Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed for any Pre-Closing Tax Period (including with respect to the transactions contemplated hereby).

11.4        Tax-Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving any Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, no Acquired Company shall be bound thereby or have any liability thereunder.

11.5        Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

11.6        Purchase Price Allocation.  Concurrently with the determination of Stub Period Free Cash Flow as provided in Section 7.3, if required by applicable tax law, the Parties shall, in compliance with applicable tax law, jointly prepare an allocation of the Purchase Price and the liabilities of each Acquired Company for tax purposes.  If the Parties are unable to agree regarding any such allocations, the dispute shall be submitted to one of the “Big 4” independent accounting firms, the decision of which shall be final and binding on the Parties.  In the event of such dispute, Buyer and Parent on the one hand, and ASAP Investors and CRG Investors, on the other hand, shall each pay one-half of the fees and expenses of such accountant.  The Parties shall file all Tax Returns (including amended returns and claims for refund) and information tax reports in a manner consistent with such allocation.

11.7        Amended Returns, etc.   Without the prior written consent of the Representatives (which consent may not be unreasonably delayed or withheld), or unless otherwise required by any Legal Requirement, none of Parent, Buyer or the Company shall file any amended Tax Return or propose or agree to any adjustment of any item with any Governmental Body with respect to an Acquired Company and involving any taxable period ending on or before the Closing Date that would (in any such case) have the effect of increasing the Sellers’ or Equity Owners’ liability for any Taxes, increasing the indemnification obligations of the Sellers and Equity Owners with respect to Taxes or increasing the amount recoverable by Buyer from the Sellers and Equity Owners with respect to Taxes.

ARTICLE XII – TERMINATION

12.1        Termination.  This Agreement may be terminated at any time prior to the Closing Date:

a.             by mutual written consent of Buyer and the Representatives at any time prior to the Closing;

b.             by Buyer in the event of a material breach by any of the Sellers or the Equity Owners of any provision of this Agreement, which breach is not cured within 20 days after written notice thereof, or, if the nature of such breach is such that it can not reasonably be cured within 20 days despite the best efforts of the Sellers and the Equity Owners, then within a reasonable period thereafter not to exceed 75 days provided that the Sellers or the Equity Owners, as the case may be, have taken reasonable steps to begin to cure such breach within the initial 20 day period.  Notwithstanding the foregoing, Buyer may not terminate this Agreement for any breach of the Agreement that can be satisfied by the payment of monies if the Sellers and the Equity Owners agree to allow a portion of the consideration otherwise payable to the Sellers at the Closing equal to the amount reasonably necessary to cure such breach to be placed in escrow (in addition to the Escrow Shares), to be held by the Escrow Agent until such breach is cured by the Sellers and the Equity Owners to the reasonable satisfaction of Buyer or the Representatives and the Buyer agree in writing to direct payment of all or any portion of such escrowed amount to Buyer in consideration of the waiver of such breach of the Agreement;

c.             by the Representatives in the event of a material breach by Parent or Buyer of any provision of this Agreement, which breach is not cured within 20 days after written notice thereof, or, if the nature of such breach is such that it can not reasonably be cured within 20 days despite the best efforts of Parent and Buyer, then within a reasonable period thereafter not to exceed 75 days provided that Parent and Buyer have taken all reasonable steps to begin to cure such breach within the initial 20 day period.  Notwithstanding the foregoing, the Representatives may not terminate this Agreement for any breach of the Agreement by Parent or Buyer that can be satisfied by the payment of monies if Parent and Buyer agree to place in escrow an amount reasonably necessary to cure such breach to be held in escrow pursuant to an agreement substantially similar to the Escrow Agreement until such breach is cured by Parent and Buyer to the reasonable satisfaction of the Representatives or the Representatives and Buyer agree in writing to direct payment of all or any portion of such escrowed amount to the Sellers and the Equity Owners in consideration of the waiver of such breach of the Agreement; and

d.             by either Buyer on the one hand, provided Parent and Buyer are not in breach, or the Representatives on the other hand, provided none of the Sellers or the Equity Owners are in breach, if the Closing shall not have occurred by June 30, 2008; provided, however, if the failure to consummate the Closing is due to the failure of the conditions described in Sections 8.1(f) or 8.2(e) to be satisfied, Buyer or the Representatives may at their option extend such date until September 30, 2008; provided, further, that if Buyer has elected to extend the Closing, then (i) all conditions described in Section 8.1, except for those described in Sections 8.1(b) and 8.1(f), shall be deemed satisfied in all respects, regardless of whether such conditions actually have been satisfied.

12.2        Effect of Termination.  Except for this Section 12.2, the provisions of Articles I and X and Sections 6.10 and 6.11 hereof, in the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to termination.

ARTICLE XIII – MISCELLANEOUS

13.1        No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.2        Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

13.3        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Representatives.

13.4        Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.5        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.6        Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers, Equity Owners, or Representatives:	Stephen W. Earp, ASAP Representative 300 N. Greene Street, Suite 1400 Greensboro, NC 27401 and Marvin Siegel, CRG Representative 2061 Nazareth Church Road Spartanburg, SC 29301
Required copy to:	Wyche Burgess Freeman & Parham, P.A. 44 East Camperdown Way Greenville, SC 29601 ATTN: Kevin Hendricks, Esq.

If to Buyer or Parent:	OmniSource Corporation 7575 West Jefferson Boulevard Fort Wayne, IN 46804 ATTN: Daniel M. Rifkin and
Steel Dynamics, Inc. 6714 Pointe Inverness Way – Suite 200 Fort Wayne, IN 46804 ATTN: Gary Heasley
Required copy to:	Barrett & McNagny, LLP 215 East Berry Street Fort Wayne, IN 46802 ATTN: John P. Martin, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.7        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

13.8        Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Representatives. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

13.9        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.10      Expenses.  The Parties shall bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For avoidance of doubt, the Sellers shall pay all Transaction Expenses.  Parent shall pay any filing fees associated with the filings to be made by the Parties under the Hart-Scott-Rodino Act, environmental reports ordered by Buyer and surveys related to Company Facilities.

13.11      Construction.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

13.12      Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

13.13      Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event Buyer or any Seller breaches this Agreement, money damages would be inadequate and the Sellers or Buyer, as the case may be, would have no adequate remedy at law, so that the Sellers and Buyer, as the case may be, shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only in an action for damages but also in an action for specific performance, injunctive, and/or other equitable relief.

13.14      Submission to Jurisdiction. To the maximum extent permitted by applicable law, the Parties hereby irrevocably agree that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby, including tort claims, may be brought only in the North Carolina Business Court in Charlotte, North Carolina, or if there is no North Carolina Business Court in Charlotte at the time, in the North Carolina Business Court that is located closest to Charlotte, North Carolina. If there is not a North Carolina Business Court at the time, then such proceedings are to be brought in the appropriate courts of the State of North Carolina in Charlotte, North Carolina or of the United States of America for the Western District of North Carolina. Each of the Parties hereby expressly submits to the personal jurisdiction and the venue of the aforementioned courts for the purposes thereof and expressly waives any claim of improper venue and any claim that those courts are an inconvenient forum.

13.15      Arm’s Length Negotiations; Drafting.  Each Party herein expressly represents and warrants to all other Parties hereto that before executing this Agreement, said Party (i) has been fully informed of the terms, contents, conditions and effects of this Agreement, (ii) has relied solely and completely upon his, her, or its own judgment in executing this Agreement, (iii) has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement (iv) has acted voluntarily and of his, her, or its own free will in executing this Agreement, and (v) is not acting under duress, whether economic or physical, in executing this Agreement. This Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.  This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

{Signatures on Following Pages}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Carolina Investment Company, LLC		Steel Dynamics, Inc.

By:	OmniSource Corporation,	By:	/s/ Theresa E. Wagler
	Its sole member		Theresa E. Wagler, Vice President

By:	/s/ Grant Schultz
Grant Schultz, Vice President

Recycle South, LLC

By:	/s/ Marvin Siegel

Its:	Chairman/CEO

SELLERS:

ASAP Investors, LLC		CRG Investors, LLC

By:	/s/ Frank Brenner	By:	/s/ Marvin Siegel

Its:	Chairman	Its:

PERSONS LISTED ON EXHIBIT A:

M&F Recycling, Inc.		St. Andrews Enterprises, Inc.

By:	/s/ Frank Brenner	By:	/s/ Louis Gordon

Its:	President	Its:	Vice President

Hilltop Holdings, Inc.		Scrapman, Inc.

By:	/s/ Daniel H. Griffin, Jr.	By:	/s/ William Perry

Its:	Managing Member	Its:	President

MSUM, Inc.		Del Boca Vista Inc.

By:	/s/ Roger Ruminski	By:	/s/ Keith Rosen

Its:	President	Its:	President

DD&F, Inc.		SDM, Inc.

By:	Edward W. Bradley, Jr.	By:	Scott D. McDaniel

Its:	President	Its:	President

Deschenes Group, Inc.		SNA Enterprises, Inc.

By:	/s/ John J. Deschenes	By:	/s/ Tim S. Bryan

Its:	President	Its:	President

Millman, Inc.

By:	/s/ Nick Urban	/s/ Stephen W. Earp
Stephen W. Earp
Its:

Spartan Iron and Metal Corporation of		K&W Recycling, Inc.
Wellford, S.C.

By:	/s/ Marvin Siegel	By:	/s/ Harold D. Kennedy

Its:	President	Its:	President

Carolina Scrap Processors, Inc.		Spartan Iron and Metal Corporation of
Spartanburg, S.C.

By:	/s/ Kym J. Cleveland	By:	/s/ Marvin Siegel

Its:	President	Its:	President

INDIVIDUAL OWNERS (LISTED ON EXHIBIT B):

/s/ Mike Brenner		/s/ Frank Brenner
Mike Brenner		Frank Brenner

Estate of Melvin Gordon		Alfred A. Gordon Family Trust

By:	/s/ Kalman Gordon /s/ Saul Gordon	By:	/s/ Richard Gordon

Its:	Executors	Its:	Trustee

/s/ Saul Gordon		/s/ Barry Gordon
Saul Gordon		Barry Gordon

/s/ Charlotte Margolis	/s/ Mark Gordon
Charlotte Margolis	Mark Gordon

/s/ Craig Gordon	/s/ Richard Gordon
Craig Gordon	Richard Gordon

/s/ Susan Sandler	/s/ Wendy Pake
Susan Sandler	Wendy Pake

/s/ Louis Gordon	/s/ Robert Gordon
Louis Gordon	Robert Gordon

/s/ D.H. Griffin	/s/ David H. Griffin, Jr.
D.H. Griffin	David H. Griffin, Jr.

/s/ Bonita Mitchell	/s/ Melody London
Bonita Mitchell	Melody London

/s/ William Perry	/s/ Roger Ruminski
William Perry	Roger Ruminski

/s/ Keith Rosen	/s/ Ed Bradley
Keith Rosen	Ed Bradley

/s/ Scott D. McDaniel	/s/ Tim S. Bryan
Scott D. McDaniel	Tim S. Bryan

/s/ Nick Urban	/s/ Kalman Gordon
Nick Urban	Kalman Gordon

/s/ John J. Deschens	/s/ Marvin Siegel
John J. Deschenes	Marvin Siegel

/s/ Ken Siegel	/s/ Paul Siegel
Ken Siegel	Paul Siegel

/s/ Steve Siegel	/s/ Harold Kennedy
Steve Siegel	Harold Kennedy

/s/ Jeff Kennedy	/s/ Brian Kennedy
Jeff Kennedy	Brian Kennedy

/s/ Maria Kennedy	/s/ Kym Cleveland
Maria Kennedy	Kym Cleveland

/s/ Kelly Cleveland	/s/ Charles Cleveland
Kelly Cleveland	Charles Cleveland

/s/Dorothy Cleveland
Dorothy Cleveland

Exhibit A

Persons that are Members of the Sellers

Seller Members of ASAP Investors:

M&F Recycling, Inc.

St. Andrews Enterprises, Inc.

Hilltop Holdings, Inc.

Scrapman, Inc.

MSUM, Inc.

Del Boca Vista, Inc.

DD&F, Inc.

Stephen W. Earp

SDM, Inc.

Deschenes Group, Inc.

SNA Enterprises, Inc.

Millman, Inc.

Seller Members of CRG Investors:

Spartan Iron and Metal Corporation of Wellford, S.C.

K&W Recycling, Inc.

Carolina Scrap Processors, Inc.

Spartan Iron and Metal Corporation of Spartanburg, S.C.

Exhibit B

Individual Owners

Individual Owners of Seller Members of ASAP Investors:

M&F Recycling, Inc.
Mike Brenner
Frank Brenner

St. Andrews Enterprises, Inc.
Estate of Melvin Gordon
Saul Gordon
Kalman Gordon
Alfred A. Gordon Family Trust
Barry Gordon
Charlotte Margolis
Mark Gordon
Craig Gordon
Richard Gordon
Susan Sandler
Wendy Pake
Louis Gordon
Robert Gordon

Hilltop Holdings, Inc.
D.H. Griffin
David H. Griffin, Jr.
Bonita Mitchell
Melody London

Scrapman, Inc.
William Perry

MSUM, Inc.
Roger Ruminski

Del Boca Vista, Inc.
Keith Rosen

DD&F, Inc.
Ed Bradley

SDM, Inc.
Scott D. McDaniel

Deschenes Group, Inc.
John J. Deschenes

SNA Enterprises, Inc.
Tim S. Bryan

Millman, Inc.
Nick Urban

Individual Owners of Seller Members of CRG Investors:

Spartan Iron and Metal Corporation of Wellford, S.C.
Marvin Siegel
Ken Siegel
Paul Siegel
Steve Siegel

K&W Recycling, Inc.
Harold Kennedy
Jeff Kennedy
Brian Kennedy
Maria Kennedy

Carolina Scrap Processors, Inc.
Kym Cleveland
Kelly Cleveland
Charles Cleveland
Dorothy Cleveland

Spartan Iron and Metal Corporation of Spartanburg, S.C.
Marvin Siegel

Griffin Individual Owners:

D.H. Griffin
David H. Griffin, Jr.
Bonita Mitchell
Melody London

Gordon Individual Owners:

Estate of Melvin Gordon
Saul Gordon
Kalman Gordon
Alfred A. Gordon Family Trust
Barry Gordon
Charlotte Margolis
Mark Gordon
Craig Gordon
Richard Gordon
Susan Sandler
Wendy Pake
Louis Gordon
Robert Gordon

Exhibit C

Exceptions to Noncompetition and Nonsolicitation

A.            Exceptions to Noncompetition and Nonsolicitation

1.             MRR Southern, LLC

D.H. Griffin, Sr., D.H. Griffin, Jr. and Juan K. Carroll are members of D.H. Griffin Investments, LLC, which is one of two fifty percent members of MRR Southern, LLC (“MRR”).  MRR is engaged in the landfill business, which may have operations in the Territory.  Part of MRR’s landfill operations includes having transfer stations and reclamation facilities.  At the reclamation facilities substantial amounts of materials, including scrap metal, that would otherwise be disposed in landfills are extracted and sold.  MRR does not have an auto and white goods scrap metal shredder, and this exception to the noncompetition covenants of Section 7.4(c) and Section 7.4(d) does not permit MRR to install or otherwise own or lease such a shredder in its business.  Moreover, for as long as any Equity Owner or Affiliate of an Equity Owner owns a direct or indirect equity or beneficial ownership interest in MRR, they will cause MRR to not purchase any material amounts of ferrous or non-ferrous scrap metal for purposes of resale.

2.             Gordon Recyclers, Inc. and Gordon Industries, Inc.

Members of the Gordon family are owners of Gordon Recyclers, Inc. and Gordon Industries, Inc. (individually a “Gordon Scrap Entity” and collectively the “Gordon Scrap Entities”), which are involved in the Protected Business at 1300 Salisbury Road, Statesville, North Carolina.  The Gordon Scrap Entities may continue to engage in the Protected Business at their current facility located at 1300 Salisbury Road, Statesville, North Carolina, and may increase the size and scope of the business and operations conducted at that facility, including purchasing or otherwise acquiring land that is contiguous to those facilities (or, to the extent used solely for vehicle parking or equipment storage purposes, land that is within a one mile radius of those facilities), and those operations will not be deemed to violate the noncompetition covenants of Section 7.4(c) and Section 7.4(d); except, the Gordon Scrap Entities and their Affiliates may not employ or otherwise use more than one shredder at that facility.

3.             D. H. Griffin Wrecking Company, Inc.

a.             D. H. Griffin Wrecking Company, Inc. (“D.H. Griffin Wrecking”) is engaged in the Protected Business, with operations at 4700 Hilltop Road, Greensboro, North Carolina; 2365 Malabros Industrial Parkway, Ellenwood, Georgia; 4294 Highway 42, Ellenwood, Georgia; 2630 Pickle Road, Knoxville, Tennessee; and 305 W. Quincy Avenue, Knoxville, Tennessee (the Tennessee facilities may be referred to as the “Tennessee Facilities,” and all the described facilities (including the Tennessee Facilities) may be referred to as the “D.H. Griffin Wrecking Facilities”).

b.             Subject to the provisions of this Paragraph 3, and with respect to D.H. Griffin Wrecking’s Tennessee Facilities, D. H. Griffin Wrecking may continue to engage in the Protected Business within the Territory from the Tennessee Facilities and there are no limitations on the ability of D.H. Griffin to add shredders to its Tennessee Facilities.

c.             With respect to D.H. Griffin Wrecking Facilities and their operations, D. H. Griffin Wrecking (and its Affiliates) may not engage in or conduct a Protected Business within the Territory from any facility other than the D.H. Griffin Wrecking Facilities.

d.             In addition to the restrictions in this Agreement, as provided or limited by this Exhibit C, D. H. Griffin Wrecking may not acquire, expand or otherwise locate a Protected Business facility within the Territory, except that with respect to D. H. Griffin Wrecking’s Protected Business facilities located in North Carolina and Georgia, D. H. Griffin Wrecking (and its Affiliates) may continue to engage in the Protected Business at its current facilities located at 4700 Hilltop Road, Greensboro, North Carolina, 2365 Malabros Industrial Parkway, Ellenwood, Georgia, and 4294 Highway 42, Ellenwood, Georgia, and may increase the size and scope of the business and operations conducted at those facilities, including purchasing or otherwise acquiring land that is contiguous to those facilities (or, to the extent used solely for vehicle parking or equipment storage purposes, land that is within a one mile radius of those facilities), and those operations will not be deemed to violate the noncompete covenants of Section 7.4(c) and Section 7.4(d); except D. H. Griffin Wrecking and its Affiliates may not employ or otherwise use a shredder at any of those facilities.

e.             Notwithstanding anything in this Agreement to the contrary, it is understood that (i) D. H. Griffin Wrecking is engaged in the demolition business throughout the United States and that D. H. Griffin Wrecking may continue to conduct that business, and as part of that business, D.H. Griffin Wrecking may sell any scrap materials directly generated from the demolition of the buildings or other structures, and those operations will not be claimed to violate the noncompete covenants of Section 7.4(c) and Section 7.4(d), and (ii) D.H. Griffin Wrecking (and its Affiliates) may not, in connection with its demolition business or otherwise, open up or acquire any new facility in the Territory for purposes of operating the Protected Business, and if any such new facility is opened up or acquired, a violation of the noncompete covenants of Section 7.4(c) and 7.4(d) will occur.

4.             Griffin Gordon Recycling, LLC

Members of the Gordon family are owners of St. Andrews Enterprises, Inc.  Members of the Griffin family are owners of Mountain Recycling, Inc.  St. Andrews Enterprises, Inc. and Mountain Recycling, Inc. each owns 50% of Griffin Gordon Recycling, LLC (“Griffin Gordon Recycling”), which is involved in the Protected Business at 1065 3rd Avenue Northwest, Hickory, North Carolina (“Hickory Facility”) and 1581 Highway U.S. 70, Connelly Springs, North Carolina (“Connelly Springs Facility” and together with the Hickory Facility, the “NC Facilities”).  Subject to the provisions of this paragraph, Section 7.4(c) and Section 7.4(d) will not apply to Griffin Gordon Recyclers’ (or its Affiliates) NC Facilities and, therefore, Griffin Gordon Recyclers’ Hickory Facility may continue to engage in the Protected Business within the Territory; provided, however, Griffin Gordon Recyclers (and its Affiliates) may not engage in or conduct a Protected Business within the Territory from any facility other than the NC Facilities. Griffin Gordon Recyclers may continue to engage in the Protected Business at the NC Facilities and may increase the size and scope of the business and operations conducted at the NC Facilities, including purchasing or otherwise acquiring land that is contiguous to that Hickory Facility or that Connelly Springs Facility (or, to the extent used solely for vehicle parking or equipment storage purposes, land that is within a one mile radius of either of those facilities), and those operations will not be deemed to violate the non compete covenants of Section 7.4(c) and Section 7.4(d); except Griffin Gordon Recyclers and its Affiliates may not employ or otherwise use a shredder at the Hickory Facility or the Connelly Springs Facility.

5.             Synergy Recycling, LLC

Roger Ruminski, William Perry and Stephen Earp hold ownership interests in Synergy Recycling, LLC, 104 East Roosevelt Street, Mayodan, North Carolina.  Synergy Recycling, LLC is engaged in the business of buying, selling, storing, processing, rebuilding and otherwise recycling used computers and other electronic equipment and materials, some of which contain scrap metal.  Synergy Recycling, LLC may continue to engage in the Protected Business within the size and scope that they were operating at the beginning of 2007, as described in the preceding sentence (including having the right to repair and replace its existing equipment), and those continued operations will not be deemed to violate the noncompetition covenants of Section 7.4(c) and Section 7.4(d).

6.             Stephen W. Earp

Stephen W. Earp is a duly licensed attorney.  Nothing in Section 7.4(c) and Section 7.4(d) shall be construed to prevent or limit Mr. Earp from being a consultant or providing other services to Protected Businesses as part of Mr. Earp’s legal practice.

B.            Sale of Exhibit C Businesses to Independent Third Party (defined below) and Post-Sale Employment by a Griffin or Gordon Individual Owner.

1.             If MRR is (or all or substantially all of its assets are) sold to an Independent Third Party in an arm’s length sale and except as otherwise provided in this Agreement, no Griffin and Gordon Individual Owner retains any ownership in the business operated by MRR prior to the sale, then a Griffin Individual Owner may, subsequent to such sale, be employed by MRR or such Independent Third Party; provided however, except as expressly permitted with respect to such post-sale employment, each Griffin Individual Owner is otherwise subject to all the provisions, terms, and conditions of Section 7.4. Notwithstanding the forgoing, after a sale of MRR (or all or substantially all of its assets) to an Independent Third Party, Section 7.4 shall not thereafter be applicable to MRR or such Independent Third Party (however, as provided in the immediately preceding sentence, Section 7.4 shall continue to be applicable to each Griffin and Gordon Individual Owner in accordance with the immediately preceding sentence).

2.             If both of the Gordon Scrap Entities are (or all or substantially all of their assets are) sold to an Independent Third Party in an arm’s length sale and except as otherwise provided in this Agreement, no Griffin and Gordon Individual Owner retains any ownership in the business operated by Gordon Scrap Entities prior to the sale, then a Gordon Individual Owner may, subsequent to such sale, be employed by the Gordon Scrap Entities or such Independent Third Party; provided however, except as expressly permitted with respect to such post-sale employment, each Gordon Individual Owner is otherwise subject to all the provisions, terms, and conditions of Section 7.4. Notwithstanding the forgoing, after a sale of a Gordon Scrap Entity (or all or substantially all of its assets) to an Independent Third Party, Section 7.4 shall not thereafter be applicable to that Gordon Scrap Entity or such Independent Third Party (however, as provided in the immediately preceding sentence, Section 7.4 shall continue to be applicable to each Griffin and Gordon Individual Owner in accordance with the immediately preceding sentence).

3.             If D.H. Griffin Wrecking is (or all or substantially all of its assets are) sold to an Independent Third Party in an arm’s length sale and except as otherwise provided in this Agreement, no Griffin and Gordon Individual Owner retains any ownership in the business operated by D.H. Griffin Wrecking prior to the sale, then a Griffin Individual Owner may, subsequent to such sale, be employed by D.H. Griffin Wrecking or such Independent Third Party; provided however, except as expressly permitted with respect to such post-sale employment, each Griffin Individual Owner is otherwise subject to all the provisions, terms, and conditions of Section 7.4. Notwithstanding the forgoing, after a sale of D. H. Griffin Wrecking (or all or substantially all of its assets) to an Independent Third Party, Section 7.4 shall not thereafter be applicable to D. H. Griffin Wrecking or such Independent Third Party (however, as provided in the immediately preceding sentence, Section 7.4 shall continue to be applicable to each Griffin and Gordon Individual Owner in accordance with the immediately preceding sentence).

4.             If Griffin Gordon Recycling is (or all or substantially all of its assts are) sold to an Independent Third Party in an arm’s length sale and except as otherwise provided in this Agreement, no Griffin and Gordon Individual Owner retains any ownership in the business operated by Griffin Gordon Recycling prior to the sale, then a Griffin and Gordon Individual Owner may, subsequent to such sale, be employed by Griffin Gordon Recyclers or such Independent Third Party; provided however, except as expressly limited to such post-sale employment, each Griffin and Gordon Individual Owner is otherwise subject to all the provisions, terms, and conditions of Section 7.4. Notwithstanding the forgoing, after a sale of Griffin Gordon Recycling (or all or substantially all of its assets) to an Independent Third Party, Section 7.4 shall not thereafter be applicable to Griffin Gordon Recycling or such Independent Third Party (however, as provided in the immediately preceding sentence, Section 7.4 shall continue to be applicable to each Griffin and Gordon Individual Owner in accordance with the immediately preceding sentence).

5.             As used herein, the term “Designated Entities” shall mean each of D. H. Griffin Investments, LLC, MRR, Gordon Recyclers, Inc., Gordon Industries, Inc., D. H. Griffin Wrecking, Mountain Recycling, Inc., St. Andrews Enterprises, Inc., and Griffin Gordon Recycling, and the term “Designated Entity” shall mean any one of the Designated Entities.

6.             For purposes of this Exhibit C, an Independent Third Party is a Person that is not an Affiliate of any Griffin and Gordon Individual Owner and is not otherwise, directly or indirectly, owned by any Griffin and Gordon Individual Owner or any family member of a Griffin and Gordon Individual Owner. Notwithstanding the foregoing, in connection with the sale of a Designated Entity (or all or substantially all of its assets) to an Independent Third Party in an arm’s length sale where the Independent Third Party is a Publicly Traded Corporation, the Griffin or Gordon Individual Owners may acquire or hold up to an aggregate of 5% of the publicly traded securities of such Publicly Traded Corporation. A “Publicly Traded Corporation” is a corporation or other legal entity whose securities are traded on the NASDAQ Global Market, NASDAQ Global Select Market, the New York Stock Exchange or the American Stock Exchange.

7.             For the avoidance of doubt, neither Section 7.4 nor this Exhibit C shall prevent one or more of any of the Griffin and Gordon Individual Owners (or Affiliates) from merging, consolidating, combining or selling the equity interests or assets of any or all of the Designated Entities (such merger, consolidation, combination, or sale may be referred to individually as a “Sale Transaction” or collectively as “Sale Transactions”), whether under the on-going ownership of Griffin or Gordon Individual Owners (or Affiliates) or an Independent Third Party; provided however such Sale Transaction or Sale Transactions shall not release the Griffin and Gordon Individual Owners of their obligations under Section 7.4 and this Exhibit C. ..